UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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DocuSign, Inc.
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DOCUSIGN, INC.
221 Main Street, Suite 1550
San Francisco, California 94105
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 28, 2021
Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of DocuSign, Inc., a Delaware corporation (the “Company”). The meeting will be held on May 28, 2021 at 8 a.m. Pacific Time at 221 Main Street, Suite 1550, San Francisco, California 94105 and online via live webcast for the following purposes:

1.To elect the Board of Directors’ nominees, Mary Agnes (“Maggie”) Wilderotter, Enrique Salem, Peter Solvik and Inhi Cho Suh, to the Board of Directors to hold office until the 2024 Annual Meeting of Stockholders.
2.To ratify the selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for its fiscal year ending January 31, 2022.
3.To conduct an advisory vote on our named executive officers’ compensation.
4.To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 8, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. On or about April 14, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and annual report.

We currently intend to hold our Annual Meeting both virtually and in-person (a “hybrid meeting”). The meeting can be accessed by visiting www.virtualshareholdermeeting.com/DOCU2021, where you will be able to listen to the meeting live, submit questions and vote online. However, we are sensitive to public health and travel concerns our stockholders may have and are continuing to monitor the measures that are being taken by public health officials in light of the COVID-19 pandemic. As a result, we may impose additional procedures or limitations on in-person meeting attendees (beyond those described in the Proxy Statement accompanying this Notice). We may also decide to hold the Annual Meeting solely by means of a virtual meeting. We plan to announce any such updates through a press release, on our Annual Meeting website (www.virtualshareholdermeeting.com/DOCU2021) and in a Current Report on Form 8-K. We encourage you to check the Annual Meeting website and our press releases on our investor relations website at investor.docusign.com prior to the meeting if you plan to attend.

By Order of the Board of Directors,
/s/ Daniel D. Springer
Daniel D. Springer
President & Chief Executive Officer
San Francisco, California
April 14, 2021

All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to submit your proxy and voting instructions via the Internet, by telephone or, if you received a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you have given your proxy, you may still vote in person or online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. You may do so automatically by voting in person or online at the Annual Meeting, or by delivering to us a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

DOCUSIGN, INC.
PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

DOCUSIGN, INC.
221 Main Street, Suite 1550
San Francisco, California 94105
PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 28, 2021

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”) we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of DocuSign, Inc., a Delaware corporation (sometimes referred to as the “Company” or “DocuSign”) is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 14, 2021 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after April 14, 2021.
How do I attend the annual meeting?
The meeting will be held on Friday, May 28, 2021 at 221 Main Street, Suite 1550, San Francisco, California 94105 and online via live webcast at 8 a.m. Pacific Time. Information on how to vote in person or online at the Annual Meeting is discussed below.
Will the annual meeting be held in person?
We currently intend to hold our Annual Meeting both virtually and in-person (a “hybrid meeting”). The meeting can be accessed by visiting www.virtualshareholdermeeting.com/DOCU2021, where you will be able to listen to the meeting live, submit questions and vote online. However, we are sensitive to public health and travel concerns our stockholders may have and are continuing to monitor the measures that are being taken by public health officials in light of the COVID-19 pandemic. As a result, we may impose additional procedures or limitations on in-person meeting attendees (beyond those described in the Proxy Statement accompanying this Notice). We may also decide to hold the Annual Meeting solely by means of a virtual meeting. We plan to announce any such updates through a press release, on our Annual Meeting website (www.virtualshareholdermeeting.com/DOCU2021) and in a Current Report on Form 8-K. We encourage you to check the Annual Meeting Website and our press releases on our investor relations website at investor.docusign.com prior to the meeting if you plan to attend in-person.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on April 8, 2021 will be entitled to vote at the Annual Meeting. On this record date, there were 194,556,116 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 8, 2021, your shares were registered directly in your name with DocuSign’s transfer agent, American Stock Transfer and Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person or online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting in-person or online, we urge you to fill out and return the proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 8, 2021, your shares were not held in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and this Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What am I voting on?
There are three matters scheduled for a vote:
1.Election of four Class III directors (Proposal 1);
2.Ratification of the selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board as independent registered public accounting firm of the Company for its fiscal year ending January 31, 2022 (Proposal 2); and
3.Advisory vote on our named executive officers’ compensation (Proposal 3).
What are my voting choices on each matter? What are the Board’s recommendations?

Proposal Number	Proposal Description	Voting Choices	Board’s Recommendation
1	Election of Directors	For(1) Withhold(1)	For(1)
2	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year ending January 31, 2022	For Against Abstain	For
3	Approval, on an advisory basis, of our named executive officers’ compensation	For Against Abstain	For
(1) The voting choices and Board recommendation are with respect to each director nominee.

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “For” votes will be elected; withheld votes will have no effect	Not applicable	No effect
2	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year ending January 31, 2022	“For” votes from the holders of a majority of shares present or represented by proxy and entitled to vote on the matter	Against	Not applicable(1)
3	Approval, on an advisory basis, of our named executive officers’ compensation	“For” votes from the holders of a majority of shares present or represented by proxy and entitled to vote on the matter	Against	No effect
(1) This proposal is considered to be a “routine” matter. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under applicable exchange rules to vote your shares on this proposal.

What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting even if you have already voted by proxy. In such case and if you vote at the meeting, your previously submitted proxy will be disregarded.
1.To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
2.To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided (if you elected to receive printed materials). If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
3.To vote over the telephone, dial 1-800-690-6903 (toll-free within the United States) using a touch-tone phone and follow the recorded instructions (have your Notice or proxy card in hand when you call). You will be asked to provide the company number and 16-digit control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 27, 2021 to be counted.
4.To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card (have your Notice or proxy card in hand when you visit the website). You will be asked to provide the company number and 16-digit control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on May 27, 2021 to be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from DocuSign. Follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person or online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 8, 2021, the record date for the meeting.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or in person or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the four nominees for director, “For” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022, and “For” the advisory vote on our named executive officers’ compensation. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal, and occur when shares present at the meeting are marked “abstain.” Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present but have no effect on the outcome of matters voted.
A broker has discretionary authority to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters.
Proposal 1, the election of our Class III directors, and Proposal 3, the advisory vote on our named executive officers’ compensation, are non-routine matters, so your broker or nominee may not vote your shares on Proposal 1 or Proposal 3 without your instructions. Proposal 2, the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022, is a routine matter, so your broker or nominee may vote your shares on Proposal 2 even in the absence of your instruction.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
DocuSign will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
1.You may submit another properly completed proxy card with a later date.
2.You may grant a subsequent proxy by telephone or through the Internet.
3.You may send a timely written notice that you are revoking your proxy to DocuSign’s Corporate Secretary at 221 Main Street, Suite 1550, San Francisco, California 94105.
4.You may attend the Annual Meeting and vote. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 16, 2021, to our Corporate Secretary at 221 Main Street, Suite 1550, San Francisco, California 94105, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to our Amended and Restated Bylaws (the “Bylaws“), if you wish to submit a proposal (including a director nomination) at the meeting that is to be included in next year’s proxy materials, you must do so no later than 5:00 p.m. Eastern Time on February 27, 2022 and no earlier than 5:00 p.m. Eastern Time on January 28, 2022; provided, however, that if next year’s annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after May 28, 2022, your proposal must be submitted not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. Please refer to our Bylaws for more information and additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present in person or virtually at the meeting or represented by proxy. On the record date, there were 194,556,116 shares outstanding and entitled to vote. Thus, the holders of 97,278,059 shares must be present in person or virtually or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy or virtually may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS
PROPOSAL SUMMARY
DocuSign’s Board of Directors (the “Board”) is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board currently has nine members. There are four directors in the class whose term of office expires in 2021 and are thus eligible for re-election at the Annual Meeting. If elected at the Annual Meeting, each of these nominees would serve until the 2024 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.
VOTE REQUIRED
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the four nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by DocuSign. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
BOARD COMPOSITION
Our directors bring a diversity of skills and backgrounds to the Board. The following table sets forth information as of April 8, 2021 with respect to our directors who we expect to continue in office after the Annual Meeting on May 28, 2021, including the four nominees standing for election at this Annual Meeting:

Name	Age	Director Since
Class III Directors- Nominees for Election at the Current Annual Meeting
Enrique Salem (1)	55	August 2013
Peter Solvik(2)(3)	62	March 2006
Inhi Cho Suh(2)(3)	45	August 2018
Mary Agnes “Maggie” Wilderotter**	66	March 2018
Class I Directors- Continuing in Office until the 2022 Annual Meeting
Teresa Briggs(1)	59	May 2020
Blake J. Irving(2)(3)	61	August 2018
Daniel D. Springer*	57	January 2017
Class II Directors- Continuing in Office until the 2023 Annual Meeting
James Beer(1)	59	August 2020
Cain A. Hayes(2)	51	December 2020
(1) Member of the Audit Committee
(2) Member of the Compensation and Leadership Development Committee
(3) Member of the Nominating and Corporate Governance Committee
*President and Chief Executive Officer of DocuSign
**Board Chair

BOARD DIVERSITY & TENURE
We believe that diverse teams can achieve better business results for all of our stakeholders. By focusing on building diverse, inclusive teams across every level and within each department, we hope to create an environment where everyone can contribute to our success. Our commitment to diversity is reflected in the composition of our Board, as shown below as of the date of this Proxy Statement filing.
The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2024 ANNUAL MEETING

Enrique Salem has served on our Board since August 2013. Since July 2014, Mr. Salem has been a Managing Director at Bain Capital Ventures, a venture capital firm. From April 2009 to July 2012, Mr. Salem was President, Chief Executive Officer and a director at Symantec Corp., now known as NortonLifeLock Inc., an information storage, security and systems management software company. Mr. Salem held various roles at Symantec, including as Symantec's Chief Operating Officer from January 2008 to April 2009. Mr. Salem has been a member of the board of directors and chairman of the compensation committee of FireEye, Inc., an enterprise cybersecurity company, since February 2013 and has served as the chairman of the board of directors since March 2017. Mr. Salem has also served on the board of directors of Atlassian Corporation Plc , an enterprise software company, since September 2013. Mr. Salem previously served on the board of directors of ForeScout Technologies, Inc., a network security software company, from September 2013 to August 2020. Mr. Salem holds an A.B. in Computer Science from Dartmouth College.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) believes that Mr. Salem possesses specific attributes that qualify him to serve as a member of the Board, including his substantial board experience in addition to his cybersecurity, investment, management and senior leadership experience at technology companies.

Peter Solvik has served on our Board since 2006. Since 2011, Mr. Solvik has been a Managing Director at Jackson Square Ventures, a venture capital firm. Since 2002, Mr. Solvik has been a Managing Director at Sigma Partners, a venture capital firm. Mr. Solvik was previously Chief Information Officer and Senior Vice President at Cisco Systems, Inc., an information technology and networking company, where he was employed from January 1993 to March 2003. Mr. Solvik holds a B.S. in Business Administration from the University of Illinois at Urbana-Champaign College of Business.

The Nominating Committee believes that Mr. Solvik possesses specific attributes that qualify him to serve as a member of the Board, including his extensive experience investing in and serving in senior leadership positions at technology companies.

Inhi Cho Suh has served on our Board since August 2018. Since January 2021, Ms. Suh has served as the Head of Business Development for Strategic Partnerships at IBM. She previously held other roles at IBM including General Manager of Watson Customer Engagement from January 2018 to January 2021, General Manager for IBM Collaboration Solutions from February 2016 to January 2018, Vice President, Strategy and Business Development from December 2014 to January 2016, and General Manager, Big Data from July 2013 to December 2014. From May 2010 to July 2013, Ms. Suh served as Vice President, Product Management and Strategy, Information Management Software at IBM and as Vice President, Marketing for Information Management Software from December 2007 to May 2010. Ms. Suh holds a B.S. in Biology, History and Women’s Studies from Duke University and a J.D. from North Carolina Central University School of Law.

The Nominating Committee believes that Ms. Suh possesses specific attributes that qualify her to serve as a member of the Board, including her technology and management expertise and her leadership experience in the operations of large, complex companies.

Mary Agnes “Maggie” Wilderotter has served on our Board since March 2018 and as Board Chair since January 2019. Since August 2016, Ms. Wilderotter has been Chairman and Chief Executive Officer of the Grand Reserve Inn, a luxury resort and vineyard. From November 2004 to April 2016, she served in a number of roles at Frontier Communications Corp., a telecommunications company, including as Executive Chairman of the board of directors from April 2015 to April 2016, Chairman and Chief Executive Officer from January 2006 to April 2015, and President, Chief Executive Officer and a director from 2004 to 2006. Ms. Wilderotter has served on the boards of directors of Costco Wholesale Corp. , a wholesale retailer, since October 2015; Hewlett Packard Enterprise Co. , a technology company, since February 2016; Lyft, Inc., a ride-sharing service company, since June 2018; and Sana Biotechnologies, a biotechnology company, since May 2020. Ms. Wilderotter has indicated to us that she intends to reduce her number of public company directorships to four (including the Company) no later than January 31, 2022, in compliance with our corporate governance guidelines regarding outside public company directorships. She was previously a director of Xerox Corp., a technology company, from 2005 to October 2015, DreamWorks Animation SKG Inc., an entertainment company, from October 2015 to November 2016, The Procter & Gamble Company, a consumer products company, from 2009 to October 2015, Juno Therapeutics, Inc., a biopharmaceutical company, from November 2014 to March 2018, and Cadence Design Systems, an electronic design automation software and engineering services company, from June 2017 to April 2019. Ms. Wilderotter holds a B.A. in Economics from the College of the Holy Cross.

The Nominating Committee believes that Ms. Wilderotter possesses specific skills and attributes that qualify her to serve as a member of the Board and as our Board Chair, including her significant public company leadership experience as both a board member and an officer, as well as her broad-ranging corporate experiences, including senior leadership positions in the areas of marketing and technology.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF EACH NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING

Teresa Briggs has served on our Board since May 2020. From June 2013 to August 2019, Ms. Briggs served as Vice Chair & West Region Managing Partner of Deloitte LLP and from June 2011 to August 2019 as Managing Partner, San Francisco. Ms. Briggs also served on the board of directors of Deloitte USA LLP from January 2016 to March 2019. Ms. Briggs also served as an adjunct member of Deloitte’s Center for Board Effectiveness. Ms. Briggs has served on the board of directors of ServiceNow, Inc., a provider of software-as-a-service for managing businesses’ digital workflows since March 2019; Snowflake Inc., a cloud-based data management company, since September 2020; and VG Acquisition Corp., a special purpose acquisition company, since September 2020. Ms. Briggs is a CPA and holds a B.S. in Accounting from the University of Arizona, Eller College of Management.

The Nominating Committee believes that Ms. Briggs possesses specific skills that qualify her to serve as a member of the Board, including her extensive finance and audit background and board governance experience.

Blake J. Irving has served on our Board since August 2018. From January 2013 to January 2018, he was the Chief Executive Officer of GoDaddy, Inc., a domain registrar and web hosting company. Mr. Irving also served on the board of directors of GoDaddy Inc. from May 2014 to June 2018. Mr. Irving has served on the board of directors of Autodesk Inc., a software company, since March 2019. From May 2010 to April 2012, Mr. Irving was the Chief Product Officer at Yahoo! Inc, a web services provider. From January 2009 to May 2010, Mr. Irving was a Professor in the M.B.A. program at Pepperdine University. From 1992 to September 2007, Mr. Irving served in various senior and management roles at Microsoft Corporation, a multinational technology company, including most recently as Corporate Vice President of the Windows Live Platform Group. Mr. Irving holds a B.A. in Fine Arts from San Diego State University and an M.B.A. from Pepperdine University.

The Nominating Committee believes that Mr. Irving possesses specific attributes that qualify him to serve as a member of the Board, including his significant public company leadership experience in the operations of large, complex companies.

Daniel D. Springer has served as our Chief Executive Officer, President and member of the Board since January 2017. From May 2015 to January 2017, he served as an Operating Partner at Advent International Corp., a private equity investment firm. From March 2004 to March 2014, Mr. Springer served as Chairman and Chief Executive Officer of Responsys, Inc., a marketing software company that was acquired by Oracle Corp. in 2014. Prior to joining Responsys, Inc., Mr. Springer served as the Managing Director of Modem Media, Inc., a marketing strategy and services firm, the Chief Executive Officer of Telleo, Inc., an internet services company, and Chief Marketing Officer of NextCard, Inc., a consumer credit company. Mr. Springer served on the board of directors of YuMe Inc., a digital advertising company, from October 2013 to July 2017. Mr. Springer holds a B.A. in Mathematics and Economics from Occidental College and an M.B.A. from Harvard University.

The Nominating Committee believes that Mr. Springer possesses specific attributes that qualify him to serve as a member of the Board, including his service as our Chief Executive Officer and his experience in senior management and board service at other technology and software companies.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING

James Beer has served on our Board since August 2020. Since February 2018, Mr. Beer has served as Chief Financial Officer of Atlassian Corporation Plc, an enterprise software company. Before joining Atlassian, Mr. Beer served as Executive Vice President and Chief Financial Officer of McKesson Corporation, a healthcare services and information technology company, from September 2013 to December 2017. Between 2006 and 2013, Mr. Beer was Executive Vice President and Chief Financial Officer of Symantec Corporation, now known as NortonLifeLock Inc., a cybersecurity company, where he managed the worldwide finance organization. Previous to his work at Symantec, Mr. Beer was Chief Financial Officer of AMR Corp. and American Airlines Group Inc., AMR’s principal subsidiary. Mr. Beer has served on the board of directors of Alaska Air Group, parent company of Alaska Airlines since 2017 and previously served on the board of directors of Forescout Technologies, Inc., a network security software company, from October 2016 to August 2020. Mr. Beer holds a B.S. in Aeronautical Engineering from Imperial College, London University, and an M.B.A. from Harvard University.

The Nominating Committee believes that Mr. Beer possesses specific attributes that qualify him to serve as a member of the Board, including his substantial experience in corporate finance and with public technology companies.

Cain A. Hayes has served on our board of directors since December 2020. Since November 2018, Mr. Hayes has served as President and Chief Executive Officer of Gateway Health Plan, a leading managed care organization. Prior to joining Gateway Health, Mr. Hayes served as President and Chief Operating Officer of the Health Business for Blue Cross and Blue Shield of Minnesota, a Minnesota health plan organization, from April 2017 to November 2018. From November 2010 to March 2017, Mr. Hayes held a variety of senior executive leadership roles at Aetna, a managed care company, including President of National Accounts. Previously to Aetna, Mr. Hayes held senior executive roles at Nationwide Insurance and Principal Financial Group. Mr. Hayes holds a B.S. in Business Administration from Drake University, and an M.B.A. from Webster University. In addition, he has earned the Certified Employee Benefit Specialist (CEBS) designation from The Wharton School, University of Pennsylvania.Mr. Springer holds a B.A. in Mathematics and Economics from Occidental College and an M.B.A. from Harvard University.

The Nominating Committee believes that Mr. Hayes possesses specific attributes that qualify him to serve as a member of the Board, including his substantial experience in managing and growing large complex organizations, and his experience in the financial services and healthcare industries, which are key market segments for DocuSign.

BOARD SKILLS
Our Board members come from a variety of industries and backgrounds, with different experiences and skills. This diversity of skills enables the Board to provide guidance to the Company from a multi-faceted and nuanced perspective. Our directors’ and director nominees’ skills include:

- International Experience
- Compensation/Talent Management
- Technology Industry Background
- Strategic Insight
- Complex Business Management
- Financial Expertise
- Cybersecurity Oversight
- Corporate Governance
- Marketing Intelligence
- Audit/Risk Management

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE
DIRECTOR INDEPENDENCE
Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”). Under Nasdaq’s listing rules and requirements, independent directors must comprise a majority of our board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Compensation and Leadership Development Committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a Compensation and Leadership Development Committee member. Additionally, our Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board determined that Mses. Briggs, Suh and Wilderotter and Messrs. Beer, Hayes, Irving, Salem and Solvik, representing eight of our nine directors, are “independent directors” as defined under current rules and regulations of the SEC and Nasdaq listing standards. The ninth, Mr. Springer, currently serves as our Chief Executive Officer. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in “Certain Relationships and Related Party Transactions.”
BOARD LEADERSHIP STRUCTURE
The Board has an independent Board Chair, Ms. Wilderotter, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair enhances the effectiveness of the Board as a whole.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of the Company’s risk management process, including strategic, financial, business, operational, cybersecurity, environmental, legal, regulatory and reputational risks and, more recently, risk exposures related to the COVID-19 pandemic, among others. The Board believes that its current leadership structure facilitates its risk oversight responsibilities. In particular, the Board believes the independent Board Chair, majority-independent Board and independent Board committees provide a well-functioning and effective balance. Although the Board does not have a standing risk management committee, it administers this oversight function directly through the Board as a whole, through the Audit Committee (with respect to financial risk exposures and other areas within its oversight), and through its other standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk and mitigations appropriate for the Company.
The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Furthermore, the Audit Committee plays a role in overseeing risks associated with cybersecurity, information security and data privacy, and regularly reviews with management the Company’s data security programs and assessment, management and mitigation of such risks. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure and director independence, as well as succession planning. The Compensation and Leadership Development Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Both the Board as a whole and the various standing committees receive periodic reports from executive management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as appropriate.
BOARD OVERSIGHT OF ESG
We are dedicated to making our business a positive force for our customers, employees, communities and environment. As a company whose products contribute to a more sustainable future by reducing paper and other waste, we believe environmental and social responsibility should be built into our company culture and reflected at every level. Accordingly, we have adopted several initiatives and strategies that reflect our core values and commitment to upholding our corporate responsibilities. Our Board has overall responsibility for overseeing environmental, social and governance (“ESG”) matters impacting our business. Our Board committees also consider and address ESG matters affecting their areas of responsibility, and periodically report to the full Board with respect to (and may make recommendations regarding) those matters. In particular:
•Our Nominating Committee considers and addresses social responsibility, environmental and sustainability matters in addition to governance, director succession and Board refreshment and diversity.
•Our Compensation and Leadership Development Committee also reviews and oversees the development, implementation and effectiveness of policies, objectives and strategies relating to our culture and recruitment, retention, employee engagement, talent development, and diversity, equity and inclusion efforts, as well as other aspects of human capital management and executive leadership development and succession planning.
•Our Audit Committee is responsible for ethical compliance oversight and risk oversight of ESG initiatives across our business.
For more information on our ESG-related programs and initiatives, see our investor relations website at investor.docusign.com under the heading “ESG.”
MEETINGS OF THE BOARD
Our Board is responsible for the oversight of company management and the strategy of our company and for establishing corporate policies. Our Board and its committees meet throughout the year on a regular schedule, and also hold special meetings and act by written consent from time to time. The Board met six times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
It is our policy to encourage our directors and nominees for director to attend our annual meeting of stockholders. All of our continuing directors and nominees attended the 2020 Annual Meeting of Stockholders.
INFORMATION REGARDING COMMITTEES OF THE BOARD
Our Board has established an Audit Committee, a Compensation and Leadership Development Committee and a Nominating Committee. From time to time, our Board may establish other committees to facilitate the management of our business. In 2020, the Board established an M&A and Investments Committee to facilitate the review and approval of certain acquisitions and investment opportunities, and to provide additional long-term oversight over the effectiveness of completed transactions. The composition and responsibilities of the Audit Committee, the Compensation and Leadership Development Committee and the Nominating Committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.
Each committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq listing standards. Copies of the charters of our Audit Committee, Compensation and Leadership Development Committee and Nominating Committee are posted on our website at investor.docusign.com. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement.
The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company's corporate accounting and financial reporting processes and audits of its financial statements. The principal duties and responsibilities of our audit committee include, among other things:

1.helping our Board oversee the Company’s corporate accounting and financial reporting processes, systems of internal control, and financial-statement audits and the integrity of the Company’s financial statements;
2.managing the selection, engagement terms, fees, qualifications, independence, and performance of the registered public accounting firms engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services and for performing any non-audit services for which the Company may engage an auditor;
3.reviewing any reports or disclosures required by applicable rules and regulations of the SEC and applicable Nasdaq rules, regulations and listing requirements, or such other stock exchange on which any of the Company’s capital stock is then listed;
4.overseeing the organization and performance of the Company’s internal audit function;
5.overseeing the Company’s risk assessment and risk management practices and policies;
6.helping our Board oversee the Company’s legal and regulatory compliance;
7.providing regular reports and information to the Board with respect to material issues within the scope of its responsibilities; and
8.assisting with any additional duties and responsibilities that the Board mandates.
For additional detail regarding the Audit Committee’s oversight of risk management and ESG specifically, please see the previous sections entitled “Role of the Board in Risk Oversight” and “Board Oversight of ESG.”
Our Audit Committee consists of three directors: Ms. Briggs and Messrs. Beer and Salem. Ms. Briggs is currently the Chair of the Audit Committee. The Board has determined that Ms. Briggs and Messrs. Beer and Salem each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of these directors' levels of knowledge and experience based on a number of factors, including formal education and experience as a chief financial officer for public reporting companies.
The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).
The Board has adopted a written Audit Committee charter that is available on the Company’s website at investor.docusign.com. During fiscal 2021, the Audit Committee held five meetings.
Report of the Audit Committee of the Board
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under applicable requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021.
Submitted by the Audit Committee
Teresa Briggs, Chair
Enrique Salem
James Beer

Compensation and Leadership Development Committee
The primary purpose of the Compensation and Leadership Development Committee of the Board is to discharge the responsibilities of our Board to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. The principal duties and responsibilities of our Compensation and Leadership Development Committee include, among other things:The primary purpose of the Compensation and Leadership Development Committee is to discharge the responsibilities of our Board to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. The principal duties and responsibilities of our Compensation and Leadership Development Committee include, among other things:
1.acting on behalf of the Board, pursuant to delegated authority, in order to oversee the Company’s compensation policies, plans and programs and review and determine the compensation to be paid to the Company’s executive officers and directors or recommend the same to the Board for approval;
2.reviewing and discussing with management the Company’s disclosures contained under the caption “Compensation Discussion and Analysis” for use in any of the Company’s annual reports on Form 10-K, registration statements, proxy statements, information statements or similar documents;
3.preparing and reviewing the Compensation and Leadership Development Committee report on executive compensation included in the Company’s annual proxy statement (and incorporated by reference in the Company’s Form 10-K) in accordance with applicable rules and regulations of the SEC in effect from time to time;
4.reviewing the Company’s strategy and policies relating to human capital management, including leadership development and succession planning for the Company’s Chief Executive Officer and other members of senior management; and
5.performing the other responsibilities set forth in its charter as in effect from time to time.
For additional detail regarding the Compensation and Leadership Development Committee’s oversight of risk management and ESG specifically, please see the previous sections entitled “Role of the Board in Risk Oversight” and “Board Oversight of ESG.”
Our Compensation and Leadership Development Committee consists of four directors, Messrs. Irving, Hayes and Solvik and Ms. Suh. Mr. Irving is currently the Chair of the Compensation and Leadership Development Committee. The Board has determined each member of the Compensation and Leadership Development Committee is independent under Nasdaq listing standards, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
The Board has adopted a written Compensation and Leadership Development Committee charter that is available on the Company’s website at investor.docusign.com. During fiscal 2021, the Compensation and Leadership Development Committee held five meetings.
Compensation and Leadership Development Committee Interlocks and Insider Participation
None of the members of our Compensation and Leadership Development Committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation and Leadership Development Committee.
Nominating and Corporate Governance Committee
The Nominating Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and reviewing and recommending any amendments to our Corporate Governance Guidelines.
The Nominating Committee’s responsibilities include, among other things:
1.overseeing all aspects of the Company’s corporate governance functions on behalf of our Board;
2.making recommendations to our Board regarding corporate governance issues;
3.periodically reviewing and recommending, as appropriate, desired Board qualifications, expertise, diversity and experience, including experience in technology, finance, management, corporate governance or any other areas the Nominating Committee expects to contribute to an effective Board;
4.identifying, reviewing and evaluating candidates to serve as directors of the Company consistent with criteria approved by the Board;
5.serving as a focal point for communication between such candidates, non-committee directors and the Company’s management;
6.reviewing and evaluating incumbent directors;
7.recommending that the Board select nominees for election or appointment to the Board; and
8.making other recommendations to the Board regarding affairs relating to the directors of the Company, including director compensation.
For additional detail regarding the Nominating Committee’s oversight of risk management and ESG specifically, please see the previous sections entitled “Role of the Board in Risk Oversight” and “Board Oversight of ESG.”
Our Nominating Committee consists of three directors, Mr. Irving, Ms. Suh and Mr. Solvik. Mr. Solvik is currently the Chair of the Nominating Committee. Our Board has determined that each member of the Nominating Committee is independent under Nasdaq listing standards.
The Board has adopted a written Nominating Committee charter that is available on the Company’s website at investor.docusign.com. During fiscal 2021, the Nominating Committee held five meetings.
The Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee at the following address: c/o DocuSign, Inc., 221 Main Street, Suite 1550 San Francisco, California 94105, Attn: Corporate Secretary, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Submissions must include the full name and address of the stockholder on whose behalf the submission is made, the number of shares owned beneficially by such stockholder as of the date of the submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and any additional information required by our Bylaws. Our Nominating Committee has discretion to decide which individuals to recommend for nomination as directors. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
COMMUNICATIONS WITH OUR BOARD OF DIRECTORS
Stockholders or interested parties who wish to communicate with our Board or with an individual director may do so by mail to our Board of Directors or the individual director, care of our Corporate Secretary at 221 Main Street, Suite 1550, San Francisco, CA 94105. The communication should indicate that it contains a stockholder or interested party communication. Our General Counsel or his or her designee, in consultation with appropriate directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to our Board Chair. Abusive, threatening or otherwise inappropriate materials, and items unrelated to the duties and responsibilities of our Board will not be provided to directors.
CODE OF BUSINESS CONDUCT AND ETHICS
We currently have a Code of Business Conduct and Ethics (“Code of Conduct”), applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at investor.docusign.com. The Audit Committee is responsible for reviewing the results of management’s efforts to monitor compliance with our programs and policies designed to ensure adherence to applicable laws and regulations, including the Code of Conduct. We intend to disclose on our website at investor.docusign.com any amendments to the Code of Conduct, or any waivers of its requirements for directors and executive officers, as required by applicable law or Nasdaq listing standards. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference into this Proxy Statement the information on or accessible through our website.
CORPORATE GOVERNANCE GUIDELINES
In fiscal 2019, the Board adopted Corporate Governance Guidelines in order to ensure that the Board can effectively review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are intended to align the interests of directors and management with those of the Company’s stockholders, and are reviewed regularly, including during fiscal 2021, to ensure continued alignment of interests and consistency with best market practices. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at investor.docusign.com.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Policy
The Compensation and Leadership Development Committee, after considering the information, analysis and recommendations provided by Compensia, its independent compensation consultant, including data regarding compensation paid to non-employee directors by companies in our “peer group” (as described in “Compensation Discussion and Analysis – Fiscal 2021 Compensation Peer Group”), evaluates the appropriate level and form of compensation for non-employee directors and recommends compensation changes to the Board when appropriate. There have been no changes to the director compensation program in fiscal 2021. For fiscal 2021, annual compensation for non-employee directors consisted of:

Board Fees(1)
Cash Retainer	$33,500
Annual Equity Awards for Continuing Directors(2):
Restricted Stock Units	Equal to $200,000 divided by the closing price of the Company’s common stock on the grant date
Initial Equity Awards for New Directors(3):
Restricted Stock Units	Equal to $400,000 divided by the closing price of the Company’s common stock on the grant date
Committees and Non-Employee Chair Fees
Board Chair(4)	$44,000
Lead Independent Director(5)	$44,000
Audit Committee Chair	$20,000
Compensation and Leadership Development Committee Chair	$13,500
Nominating and Corporate Governance Committee Chair	$7,800
Non-chair Audit Committee Member	$10,000
Non-chair Compensation and Corporate Governance Committee Member	$6,600
Non-chair Nominating and Corporate Governance Member	$4,000

(1) All cash compensation to directors is paid in quarterly installments upon continuing service.
(2) The annual restricted stock unit awards are granted annually on the date of our annual meeting of stockholders and generally vest in four equal quarterly installments, with the fourth installment vesting on the earlier of the next annual meeting or the one-year anniversary of the date of grant. All annual grants will vest in full upon a change in control transaction.
(3) Each new non-employee director receives a restricted stock unit grant upon joining the Board. The restricted stock unit awards vest over three years in equal quarterly installments. All initial grants will vest in full upon a change in control transaction.
(4) The fee is only paid to a non-employee Board Chair and is in addition to the base cash retainer fee of $33,500.
(5) The fee is in addition to the base cash retainer fee of $33,500.

Non-Employee Director Compensation - Fiscal 2021
The following table provides information regarding total compensation, in accordance with our non-employee director compensation policy, for our non-employee directors for their service in the fiscal year ended January 31, 2021.
Please see the section entitled “Executive Compensation—Summary Compensation Table” for a summary of payments made to Ms. Gaylor, which includes the aggregate payments that she received as a director and as an executive officer. Mr. Springer does not receive any compensation for his service as a director.

Name	Fee Earned and Paid in Cash ($)	Stock Awards ($)(1)	All other Compensation ($)	Total ($)
James Beer	18,558	399,916	—	418,474
Teresa Briggs	33,581	399,936	—	433,517
Cynthia Gaylor(2)	30,489	199,968	—	230,457
Cain A. Hayes	6,756	399,926	—	406,682
John Hinshaw(3)	15,618	—	—	15,618
Blake J. Irving	47,000	199,968	832	247,800
Louis J. Lavigne(3)	17,834	—	1,118	18,952
Enrique Salem	43,500	199,968	—	243,468
Peter Solvik	47,900	199,968	1,714	249,582
S. Steven Singh(3)	33,453	199,968	—	233,421
Inhi Cho Suh	37,500	199,968	7,500	244,968
Mary Agnes Wilderotter	77,500	199,968	11,623	289,091
(1) The amounts reflect the full grant date fair value for awards granted during fiscal 2021. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. This calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the director will perform the requisite service for the award to vest in full. See Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021, for the valuation assumptions and other related information. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.
(2) Ms. Gaylor ceased to be eligible for director compensation following her appointment as our Chief Financial Officer, effective September 8, 2020. Prior to her appointment as our Chief Financial Officer, Ms. Gaylor received compensation for her service as a non-employee member of the Board as set forth in the table above. Since becoming an employee and resigning her directorship, Ms. Gaylor has not received any compensation, though as per the terms of her offer letter she continues to vest in her restricted stock units (“RSUs”) that were granted to her in her capacity as a director prior to her appointment as our Chief Financial Officer. All compensation that we paid to Ms. Gaylor during her service as a director is in the table above. For compensation paid to her as our Chief Financial Officer, please see the amounts presented in “Compensation Disclosure & Analysis,” including in the “Summary Compensation Table” summarizing named executive officer compensation.
(3) Messrs. Hinshaw, Lavigne and Singh are former directors of the Board. Messrs. Hinshaw and Lavigne ended their service on the Board on May 29, 2020 and Mr. Singh ended his service on the Board on December 1, 2020.

The following table provides information regarding the number of shares subject to outstanding RSUs held by each director as of January 31, 2021 and granted in accordance with our director compensation program described above. Please note that the table does not include equity awards granted to Ms. Gaylor in connection with her appointment as our Chief Financial Officer.

Name	Outstanding RSU Awards	Shares subject to Outstanding Options
James Beer	1,704	—
Teresa Briggs	2,385	—
Cynthia Gaylor(1)	3,931	—
Cain A. Hayes	1,854	—
Blake J. Irving	2,190	—
Enrique Salem	716	50,000
Peter Solvik	716	—
Inhi Cho Suh	2,190	—
Mary Agnes Wilderotter	2,458	3,000
(1) Ms. Gaylor ceased to be eligible for director compensation following her appointment as our Chief Financial Officer, effective September 8, 2020. Prior to her appointment as our Chief Financial Officer, Ms. Gaylor received compensation for her service as a non-employee member of our Board and the amounts set forth in the table above reflect her director compensation only. Ms. Gaylor continues to vest in these RSUs that were granted to her in her capacity as a director prior to her appointment as our Chief Financial Officer. For compensation paid to her as our Chief Financial Officer, please see the amounts presented in “Compensation Disclosure & Analysis,” including in the “Summary Compensation Table” summarizing named executive officer compensation.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF EACH NOMINEE IN PROPOSAL 1.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL SUMMARY
The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2022, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements beginning with our financial statements for the fiscal year ended January 31, 2009. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and even if stockholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee has discretion to select a different independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of PricewaterhouseCoopers LLP as DocuSign’s principal independent registered public accounting firm.
VOTE REQUIRED
The affirmative vote of the holders of a majority of the shares present at the meeting or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended January 31, 2021 and 2020 by PricewaterhouseCoopers LLP.

	Fiscal Year Ended
	2021 ($)	2020 ($)
Audit Fees(1)	3,219,500	2,558,000
Audit-related Fees(2)	216,000	211,308
Tax Fees(3)	1,436,900	943,073
All Other Fees(4)	2,700	2,700
Total Fees	4,875,100	3,715,081

(1) Audit Fees are for the annual audit and quarterly reviews of the Company’s consolidated financial statements, audits required by public company regulation, registration statement filings and issuance of consents and similar matters.

(2) Audit-related Fees are fees for assurance and related services that are reasonably associated to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and are not included in “Audit Fees.” These services primarily include fees for procedures in connection with our Service Organizational Control (“SOC”) reports.

(3) Tax Fees are billed for tax consulting and compliance.
(4) All Other Fees are fees for products and services other than the services described above.
All fees described above were pre-approved by the Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. All of the services provided by PricewaterhouseCoopers LLP for the years ended January 31, 2020 and 2021 described above were pre-approved by the Audit Committee.
The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICERS' COMPENSATION
PROPOSAL SUMMARY
In accordance with SEC rules, our stockholders are being asked to approve for the first time, on an advisory and non-binding basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. A detailed description of our compensation program is available below in the section entitled “Compensation Discussion and Analysis.”
Our Board and Compensation and Leadership Development Committee believe that we have created a compensation program that closely links pay with performance, aligns with stockholder interests and merits stockholder support. Accordingly, we are asking for stockholder approval of the compensation of our NEOs as disclosed in this Proxy Statement, including in the section entitled “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the compensation tables. Although this vote is non-binding, the Board and the Compensation and Leadership Development Committee value the views of our stockholders and will review the voting results carefully. If there are significant negative votes, we will take steps to understand those concerns that influenced the vote and consider them in making future decisions about executive compensation.
We currently plan to conduct annual advisory votes on NEO compensation and expect to conduct the next advisory vote at our 2022 Annual Meeting of Stockholders.
VOTE REQUIRED
The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for advisory approval of this proposal.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
This section (and the Summary Compensation Table and other tables following this section) describe the fiscal 2021 compensation of our named executive officers (“NEOs”). “Fiscal 2021” refers to our fiscal year ended January 31, 2021. There are no family relationships between any of our directors, nominees or executive officers.
During fiscal 2021, our named executive officers were:

Name	Age	Position(s)
Daniel D. Springer	57	President and Chief Executive Officer
Cynthia Gaylor(1)	48	Chief Financial Officer
Michael J. Sheridan(2)	56	President, International and former Chief Financial Officer
Loren Alhadeff	42	Chief Revenue Officer
Scott V. Olrich	49	Chief Operating Officer
Trâm Phi	50	Senior Vice President and General Counsel
Kirsten O. Wolberg(3)	53	Former Chief Technology and Operations Officer
(1) Ms. Gaylor joined DocuSign as our Chief Financial Officer on September 8, 2020. Ms. Gaylor previously served as a member of our Board and as chair of our Audit Committee.
(2) Mr. Sheridan served as our Chief Financial Officer until September 8, 2020 when his appointment to President, International became effective. As of the date of his role change, Mr. Sheridan was no longer a qualifying executive officer for purposes of Section 16 of the Exchange Act.
(3) Ms. Wolberg’s employment at DocuSign ended effective February 10, 2021.

Named Executive Officer Biographies
Daniel D. Springer has served as our Chief Executive Officer, President and member of the board of directors since January 2017. From May 2015 to January 2017, he served as an Operating Partner at Advent International Corp., a private equity investment firm. From March 2004 to March 2014, Mr. Springer served as Chairman and Chief Executive Officer of Responsys, Inc., a marketing software company that was acquired by Oracle Corp. in 2014. Prior to joining Responsys, Inc., Mr. Springer served as the Managing Director of Modem Media, Inc., a marketing strategy and services firm, the Chief Executive Officer of Telleo, Inc., an internet services company, and Chief Marketing Officer of NextCard, Inc., a consumer credit company. Mr. Springer served on the board of directors of YuMe Inc., a digital advertising company, from October 2013 to July 2017. Mr. Springer holds a B.A. in Mathematics and Economics from Occidental College and an M.B.A. from Harvard University.
Cynthia Gaylor has served as our Chief Financial Officer since September 2020. Ms. Gaylor previously served on our Board from December 2018 until September 2020, and as our Audit Committee chair from March 2020 until August 2020. Ms. Gaylor served as Senior Vice President and Chief Financial Officer of Pivotal Software, Inc., a multinational software and services company, from May 2016 until December 2019. From November 2014 to May 2016, Ms. Gaylor was an independent strategic advisor. From June 2013 to October 2014, Ms. Gaylor was the Head of Corporate Development and an Advisor at Twitter, Inc., a social networking platform. Prior to Twitter, Ms. Gaylor was a Managing Director at Morgan Stanley, a multinational investment bank and financial services company, serving in various positions in the technology investment banking group between March 2006 and May 2013. Ms. Gaylor holds a B.S. in Economics from The Wharton School at the University of Pennsylvania.
Michael J. Sheridan has served as our President of International since September 2020 and previously served as our Chief Financial Officer from August 2015 to September 2020. Mr. Sheridan served as the Chief Financial Officer of FireEye, Inc., an enterprise cybersecurity company, from June 2011 to August 2015. Prior to that, Mr. Sheridan was Chief Financial Officer at Mimosa Systems, Inc., a provider of enterprise content archiving systems, from 2009 until its acquisition by Iron Mountain, Inc. in 2010. Mr. Sheridan holds a B.S. in Commerce from Santa Clara University.
Scott V. Olrich has served as our Chief Operating Officer since December 2018 and previously served as our Chief Strategy and Marketing Officer from April 2017 to December 2018. From March 2015 to May 2017, he served as Chairman at Heighten Software, Inc., a sales technology software company that was acquired by LinkedIn Corp. From August 2004 to May 2014, Mr. Olrich served in various management roles at Responsys, Inc., a marketing software company, including as President from May 2013 to May 2014 and as Chief Marketing and Sales Officer from August 2005 to April 2013. Mr. Olrich holds a B.S. in Business Administration from San Diego State University.
Loren Alhadeff has served as our Chief Revenue Officer since February 2019. Mr. Alhadeff joined us as Director of Sales in July 2008. From January 2012 until January 2019, he served in various roles at the Company, including Vice President – Commercial Sales, Senior Vice President – Global Commercial Sales and most recently, Senior Vice President, North American Sales. Mr. Alhadeff holds a B.A. degree in Religious Studies and a Minor in Psychology from Occidental College.
Trâm T. Phi has served as our Senior Vice President, General Counsel and Secretary since June 2019. Ms. Phi previously served as Chief Legal Officer and Chief of Staff at Imperva, Inc., a provider of cyber security software and services, from August 2018 until April 2019, and as General Counsel of Imperva from August 2011 until August 2018. Prior to Imperva Ms. Phi served as Vice President, General Counsel and Secretary of ArcSight, Inc., a provider of enterprise threat and risk management solutions, from January 2006 until the acquisition of ArcSight by Hewlett-Packard Company in October 2010, and then as general counsel of HP Software, Security until August 2011. From September 2002 to May 2005, Ms. Phi served in various executive positions at InVision Technologies, Inc., a manufacturer of explosives detection systems, most recently as Senior Vice President and General Counsel, including following the acquisition of InVision by General Electric Company in December 2004. Ms. Phi holds a B.A. in political science from San Jose State University and a J.D. from the University of California, Berkeley, School of Law.

Kirsten O. Wolberg previously served as our Chief Technology and Operations Officer from November 2017 to until her separation from employment with the Company on February 10, 2021. From January 2012 to October 2017, Ms. Wolberg was a Vice President at PayPal, Inc., a technology platform and payments company and subsidiary of PayPal Holdings, Inc., where she completed an 18-month executive rotation as Vice President, Talent from November 2015 to April 2017 and served as a Separation Executive from November 2014 to April 2017 and as Vice President, Technology from July 2012 to November 2015. She has served on the board of directors of CalAmp Corp., a wireless technology and software services company, since August 2020 and of SLM Corporation, a consumer banking company, since December 2016 and previously served on the board of directors of Silicon Graphics International Corp., a computer hardware and software manufacturing company, from January 2016 to November 2016. Ms. Wolberg was Chief Information Officer for salesforce.com, inc., an enterprise software company, from May 2008 to September 2011. Ms. Wolberg holds a B.S. in Business Administration with a concentration in Finance from the University of Southern California and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

EXECUTIVE SUMMARY
Our Business
DocuSign helps organizations do business faster with less risk, lower costs, and better experiences for customers and employees. We accomplish this by transforming the foundational element of business: the agreement. The DocuSign Agreement Cloud is our cloud software suite for automating and connecting the entire agreement process. It includes DocuSign eSignature, the world’s #1 electronic signature solution. DocuSign eSignature allows an agreement to be signed electronically on a wide variety of devices, from virtually anywhere in the world, securely. The DocuSign Agreement Cloud also includes several other applications for automating pre- and post-signature processes—for example, automatically generating an agreement from data in other systems, supporting negotiation workflow, collecting payment after signatures, and using artificial intelligence to analyze a collection of agreements for risks and opportunities. Finally, the DocuSign Agreement Cloud includes hundreds of integrations to other systems, so agreement processes can integrate with larger business processes and data.
Fiscal 2021 Business Highlights
In fiscal 2021, we delivered another strong year of financial performance and execution. Highlights include:
•Total revenue was $1.5 billion, an increase of 49% year-over-year.
•Billings were $1.7 billion, an increase of 56% year-over-year.
•GAAP gross margin was 75% in both fiscal 2020 and fiscal 2021. Non-GAAP gross margin was 79% in both fiscal years.
•GAAP net loss per basic and diluted share was $1.31 on 186 million shares outstanding, compared to $1.18 on 177 million shares outstanding in fiscal 2020.
•Non-GAAP net income per diluted share was $0.90 on 204 million shares outstanding, compared to $0.31 on 191 million shares outstanding in fiscal 2020.
•Total customers increased to more than 890,000.
•Stock price increased by approximately 197% in fiscal 2021 and approximately 513% since our IPO in April 2018.
•Issued $690 million of 0% convertible senior notes due in 2024, and used a significant portion of the net proceeds, together with shares of DocuSign common stock, to repurchase a majority of our existing convertible senior notes due in 2023.
•Established a new $500 million revolving credit facility, with an accordion feature allowing for an additional $250 million capacity, further optimizing the Company’s financial position and providing us with greater balance sheet flexibility to deliver on our growth agenda.

•Continued to expand the DocuSign Agreement Cloud through two strategic acquisitions: Seal Software, bolstering our contract analytics and AI capacity; and Liveoak Technologies, helping to support our remote online notarization offering.
•Innovated through the launch of DocuSign Analyzer, CLM+, Monitor, and Quote Gen for Salesforce CPQ+.
•Continued to enhance DocuSign eSignature with new features like SMS Delivery, Drawing, DocuSign eSignature for Slack, Agreement Actions—as well as numerous updates to CLM, Click, ID Verification and the rest of the DocuSign Agreement Cloud suite.
To supplement our consolidated financial statements, which are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”), we provide investors with certain non-GAAP financial measures, including billings, non-GAAP gross margin, non-GAAP net income per share and adjusted EBITDA. For a full reconciliation for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see our Annual Report for the fiscal year ended January 31, 2021 and Exhibit 99.1 to our Current Report on Form 8-K filed on March 11, 2021.
Fiscal 2021 Executive Compensation Programs Summary
The Compensation and Leadership Development Committee of our Board (referred to in this Compensation Discussion and Analysis as the “Committee”) believes that executive compensation should be strongly linked to performance and the creation of long-term value for our stockholders. To incent long-term value creation and strong financial performance, our cash incentive and equity compensation plans for fiscal 2021 incorporated performance metrics that aligned with the key drivers of success and the health of our business. We used the following performance metrics for our NEOs’ performance-based compensation during fiscal 2021:

For Our CEO and All NEOs Other than our Chief Revenue Officer	For our Chief Revenue Officer
•Net New Monthly Recurring Revenue (NNMRR) •Adjusted Operating Income •Revenue •Relative TSR*	•Net New Monthly Recurring Revenue (NNMRR) •Adjusted Operating Income •Relative TSR

*For Messrs. Springer, Sheridan and Olrich and Mses. Phi and Wolberg.
See “Elements of NEO Compensation — Performance Metrics and Targets” below for definitions and more information about these performance metrics.
Based on our operational and financial performance, and in light of the analysis from our independent compensation consultant and other factors described in this Proxy Statement, the Committee made the following compensation decisions for fiscal 2021:

Pay Element	Fiscal 2021 Compensation
Base Salary	•Maintained CEO base salary at same level as in fiscal 2020 •Made market adjustments to the base salary of certain other NEOs
Semi-Annual Cash Incentive & Sales Commission Plans
•Target Bonuses: Maintained target bonus percentages at the same level as in fiscal 2020 for our NEOs except for Mr. Sheridan, for whom we made a market adjustment
•Performance Goals and Achievement: The payout for our CEO and other NEOs in our Company Incentive Plan was 142.5% of target for the first half and 142.5% of target for the full fiscal year. The payout for our Chief Revenue Officer’s Sales Commission Plan was 167.2% of target for the first half and 165.0% of target for the second half of fiscal 2021.
See “Cash Incentives” and “Sales Commission Plan for Mr. Alhadeff” below.

Long-Term Equity Awards
Granted long-term equity awards in the form of:
•Restricted stock units: Generally vesting over four years based on continued employment
•Performance-based restricted stock units: PSUs based on our relative total stockholder return measured against the Nasdaq Composite Index over a three-year period and the NEO’s continued employment
See “Long-Term Equity Incentives” below.

FISCAL 2021 EXECUTIVE TRANSITIONS
Ms. Gaylor was appointed our Chief Financial Officer effective September 8, 2020. The terms and conditions of her employment are set forth in a written offer letter, and are described below in the sections entitled “Chief Financial Officer Offer Letter & New Hire Award” and “Potential Payments Upon a Termination or Change in Control.” Ms. Gaylor’s compensation includes base salary, eligibility to participate in our Company Incentive Plan, and a new-hire RSU grant. Due to her start date and her new hire RSU grant, Ms. Gaylor did not participate in our annual fiscal 2021 NEO RSU and PSU grant program, but is expected to participate in those programs in fiscal 2022.
Mr. Sheridan was appointed President, International effective September 8, 2020. The terms and conditions of his employment remain unchanged from his prior role as Chief Financial Officer.
COMPENSATION PHILOSOPHY AND OBJECTIVES
Our executive compensation philosophy and objective is to establish a compensation program that attracts and rewards talented individuals who possess the skills necessary to support our objectives, expand our business, assist in the achievement of our strategic, operational and financial goals, and create long-term value for our stockholders. In particular, our executive compensation program is designed to:
•Recruit, reward and retain highly qualified executive officers who have the skills and leadership necessary to grow our business;
•Align the long-term interests of stockholders and executive officers;
•Ensure a significant portion of executive compensation is performance-based;
•Motivate our executive officers by giving them a stake in our growth and prosperity and encouraging their continued service with us; and
•Provide compensation packages that are competitive and reasonable relative to peers, the overall market and individual performance.

COMPENSATION PRACTICES
Consistent with this philosophy and to meet these objectives, we maintain the following compensation practices and policies:

What we do	What we don’t do
Maintain a Compensation and Leadership Development Committee consisting entirely of independent members	Permit any of our employees or directors to engage in short sales, hedging, pledging or transactions in derivatives of our securities
Use an independent compensation consultant, retained directly by the Compensation and Leadership Development Committee	Offer fixed term (vs. “at-will”) employment for our NEOs
Maintain stock ownership guidelines for our NEOs and non-employee directors	Provide our NEOs any deferred compensation or access to special retirement or pension plans that are not generally available to all our employees
Align NEO compensation with stockholder interests using equity compensation, a portion of which is performance-based	Provide tax reimbursements or gross-ups on executive change-in-control payments
Use a representative peer group of comparable software and services companies, as well as relevant compensation survey data, when setting executive compensation	Offer special health benefits; NEOs are eligible for the same health benefits as other employees
Set a reasonable limit on compensation granted or paid to a non-employee director in any fiscal year
Annually assess the risks of our compensation programs companywide

This year’s advisory vote on executive compensation is our first year conducting such a vote. At the 2020 Annual Meeting of Stockholders, our stockholders voted to advise the Company to conduct votes on executive compensation on an annual basis. Accordingly, we intend to conduct an advisory vote on executive compensation annually until the next stockholder vote regarding the frequency of future advisory votes on executive compensation.
COMPENSATION-SETTING PROCESS
The Role of Our Compensation and Leadership Development Committee
The Committee has primary responsibility for setting the compensation of our NEOs. This includes determining each element of NEO compensation and the dollar amounts or target amounts for those elements, as well as selecting the metrics and approving the related target, threshold and maximum levels for performance-based compensation and determining the level of actual achievement of the metrics. The Committee is also responsible for determining our peer group of companies for purposes of comparing market levels of compensation. Maggie Wilderotter, our Board Chair, also attends the meetings and provides recommendations and advice to the Committee.
The Role of Our Management Team
In making its decisions, the Committee also relies on input from our management. Members of our management team provide the Committee with perspectives and advice on selecting performance metrics and related target levels, and on the composition of our compensation peer group. Mr. Springer also provides the Committee with compensation recommendations based on the individual performance of each NEO and on market levels of compensation for each NEO given his or her functional role and scope of authority. Mr. Springer does not participate in discussions of his own performance or compensation.

The Role of Our Independent Compensation Consultant
For fiscal 2021, the Committee engaged Compensia as its independent compensation consultant. During fiscal 2021, Compensia was retained to:
•Advise the Committee on a competitive compensation framework relevant to a public company at our stage of development;
•Advise the Committee on the composition of our compensation peer group;
•Provide market analyses of the compensation of our executive officers, including our NEOs and executive new hires;
•Provide input on the design of our annual cash incentive plan and PSU program;
•Advise the Committee on public disclosures relating to our executive compensation program; and
•Assist the Committee in assessing the risks under our compensation programs.
Compensia representatives attended Committee meetings and periodically met with members of our management team in the course of carrying out its work. The Committee has evaluated Compensia’s independence pursuant to Nasdaq listing standards and the relevant SEC rules and determined that no conflict of interest has arisen as a result of the work performed by Compensia.
Fiscal 2021 Compensation Peer Group
In setting NEO compensation for fiscal 2021, the Committee reviewed compensation data from a group of public companies which we believe are comparable in size and industry to us. This peer group consisted of publicly traded software and services companies headquartered in the U.S. that generally had revenues between 0.5x and 2.0x of DocuSign’s and/or had a market capitalization between 0.33x and 3.0x of DocuSign’s. In addition, the Committee focused on companies with strong year-over-year revenue growth (generally 20% or more) and a high market-capitalization-to-revenue multiple (generally 5x or more).
In November 2019, the Committee reviewed the compensation peer group that would be used for fiscal 2021 compensation decision making. In assessing each of the companies against the selection criteria, the Committee elected to exclude Tableau Software due to its acquisition; FireEye, Box and Cornerstone on Demand as they fell below the market capitalization and revenue growth criteria; and GrubHub based on its industry. The Committee then elected to add The Trade Desk, Slack Technologies, Zoom Video Communications and CrowdStrike Holdings to the compensation peer group as they were a better fit based on the criteria described above.
As a result, the Committee approved the following compensation peer group that was used for reference in making compensation decisions during fiscal 2021:

Fiscal 2021 Peer Group
CoStar Group	New Relic	RingCentral	Veeva Systems
CrowdStrike Holdings	Nutanix	Slack Technologies	Zendesk
Dropbox	Okta	Splunk	Zillow Group
Guidewire Software	Paycom Software	The Trade Desk	Zoom Video Communications
HubSpot	Proofpoint	Twilio	—

The Committee also refers to executive compensation surveys from Radford, an Aon Hewitt company, covering software companies in the San Francisco Bay Area. These surveys, as well as the peer group information, serve as data points in determining the appropriate components of and overall compensation, but the Committee does not benchmark its compensation to any particular level or against any specific member of our compensation peer group or such surveys.
In setting the elements of compensation for our NEOs, the Committee reviewed the base salary, annual cash incentives, total cash compensation, long-term incentives and total direct compensation of our NEOs compared to those compensation elements for similarly situated executives at the companies in our compensation peer group. Compensia provided compensation data at the 25th, 50th, 60th and 75th percentiles for our compensation peer group, and the Committee used this information as a reference when making compensation decisions for our NEOs.
The Committee did not set NEO compensation levels based solely on comparison percentiles from the comparable companies’ data. Instead, the Committee used these percentiles to evaluate the overall competitive marketplace for key talent, and relied on its own judgment in setting NEO compensation amounts after taking into consideration other relevant factors, including the scope, responsibility and skills required of each NEO’s position, each of our NEO’s contributions and past performance, achievement of short- and long-term objectives, prevailing market conditions, the competitive market (based on an analysis of compensation peer group and survey data), and internal pay parity.
COMPENSATION ELEMENTS
Principal Elements of Compensation; Fiscal 2021 Pay Mix
Consistent with our compensation objectives and our pay-for-performance philosophy described above, we compensate our NEOs in the form of base salaries, semi-annual cash incentives, and long-term equity incentives consisting of time-based restricted stock unit awards (“RSUs”) and performance-based RSU awards (“PSUs”).
The following table describes the principal elements of our executive compensation program for fiscal 2021:

	Pay Element	Metrics	Rationale

Base Salary	Cash	N/A	Provides a fixed and stable level of income for performance of day-to-day responsibilities

Semi-Annual Cash Incentive & Sales Commission Plans	Performance-Based Cash Incentive	NEOs (excluding Chief Revenue Officer): Revenue, NNMRR & Adjusted Operating Income	Motivates achievement of key semi-annual and annual financial and operational goals
Chief Revenue Officer: NNMRR & Adjusted Operating Income

Long-Term Equity Awards	Time-Based RSUs	Stock Price Performance
Establishes direct alignment of NEOs’ and stockholders’ interests by rewarding creation of long-term stockholder value

Promotes long-term retention through multi-year vesting schedule in the case of RSUs and multi-year performance period in the case of PSUs

	Performance-Based RSUs (PSUs)	Stock Price Relative to Nasdaq Composite Index over three-year performance period

For fiscal 2021, (i) 98% of our CEO’s target total direct compensation was performance-based or variable and 95% of such compensation consisted of long-term equity awards; and (ii) 94% of our other NEOs’ target total direct compensation was performance-based or variable and 89% of such compensation consisted of long-term equity awards.

Base Salary
Our base salary approach allows us to attract and retain our NEOs with predictable, fixed annual cash compensation. The Committee sets base salaries for our NEOs after considering the scope, responsibility and skills required of each NEO’s position, the competitive market (based on an analysis of compensation peer group and compensation survey data), past performance, and internal pay parity.
The Committee determined our NEOs’ base salaries for fiscal 2021 after considering these factors and the recommendations of Mr. Springer (other than with respect to his own base salary). In particular, the Committee noted that the base salaries of several of our NEOs, including Mr. Springer, were below our compensation peer group median. Based on this consideration, the Committee increased the salaries for certain NEOs as noted below in order to attain greater alignment with market levels. While Mr. Springer’s base salary was below market median, the Committee elected not increase Mr. Springer’s base salary for fiscal 2021 and instead increased his target equity compensation as described below, resulting in an additional amount of his compensation being tied to our performance.
In May 2020, the Committee approved the following annual base salary adjustments for our NEOs, effective May 1, 2020:

	Fiscal 2019 Base Salary	Fiscal 2020 Base Salary	Percentage Change
Daniel D. Springer	$350,000	$350,000	—
Cynthia Gaylor(1)	N/A	$460,000	N/A
Michael J. Sheridan	$425,000	$425,000	—
Loren Alhadeff	$300,000	$350,000	17%
Scott V. Olrich	$350,000	$400,000	14%
Trâm Phi	$350,000	$364,286	4%
Kirsten O. Wolberg(2)	$340,000	$357,143	5%
(1) Ms. Gaylor joined DocuSign as our Chief Financial Officer on September 8, 2020. See “Chief Financial Officer Offer Letter & New Hire Award” below for a description of Ms. Gaylor’s compensation.
(2) Ms. Wolberg’s employment at DocuSign ended effective February 10, 2021

Cash Incentives
In addition to base salary, we provide our NEOs (other than Mr. Alhadeff, our Chief Revenue Officer, whose Sales Commission Plan is described below) the opportunity to earn cash bonuses under our Company Incentive Plan (“CIP”). The Committee believes that a significant proportion of each NEO’s total compensation should be at-risk and based on performance, including short-term performance objectives which we incentivize with the CIP. In furtherance of that goal, the Committee seeks to set CIP goals that contain rigorous performance hurdles that must be met before target awards under the CIP can be earned. The CIP is designed to reward our NEOs based on performance during both the first half and the full fiscal year, with 40% of each NEO’s target bonus eligible to be paid after the second fiscal quarter and 60% of the target bonus eligible to be paid after the end of the fiscal year. In each case, our NEOs’ performance against our financial and operational goals is measured against the annual goals set at the beginning of the fiscal year.
Semi-Annual Payments Under the CIP are Calculated Based on the Following Formula:
Fiscal Year 2021 Company Incentive Plan Opportunities
Executive officers who participate in the CIP have an established incentive target, which is equal to a percentage of his or her base salary. The actual earned annual incentive bonus, if any, is calculated based on the bonus pool funding determined by our performance. An NEO’s payout could range from 0% to 142.5% of target.
The Committee determined the fiscal 2021 incentive targets after considering competitive market data from our compensation peer group, with the assistance of its compensation consultant, and the recommendations of Mr. Springer (other than with respect to himself). We maintained all target awards as a percentage of base salary at the same levels as in fiscal 2020, except for Mr. Sheridan for whom we made an adjustment after our Compensation and Leadership Development Committee considered Mr. Sheridan’s performance and reviewed market data relating to Mr. Sheridan’s compensation and found an increase to be appropriate in light of these factors.

Executive	Fiscal 2020 Target Annual Incentive (as a % of base salary)	Fiscal 2021 Target Annual Incentive (as a % of base salary)
Daniel D. Springer	100%	100%
Cynthia Gaylor (1)	N / A	50%
Michael J. Sheridan	40%	50%
Scott V. Olrich	50%	50%
Trâm Phi	40%	40%
Kirsten O. Wolberg(2)	40%	40%

(1) Ms. Gaylor joined DocuSign as our Chief Financial Officer on September 8, 2020. See “Chief Financial Officer Offer Letter & New Hire Award” below for a description of Ms. Gaylor’s compensation.
(2) Ms. Wolberg’s employment at DocuSign ended effective February 10, 2021.

Performance Metrics and Targets
For fiscal 2021, the Committee selected the following performance metrics for the CIP in order to align the target bonus opportunities for our NEOs (other than Mr. Alhadeff) with the key drivers of our financial and operational success.

Performance Metric	Definition	Why Used
Revenue	Revenue as reported in our audited financial statements	Primary external indicator of growth
Net New Monthly Recurring Revenue (NNMRR)	Monthly recurring revenue (MRR) from new customers, volume expansions and sales of additional products and services to existing customers, net of MRR losses	Primary internal indicator of future subscription revenue growth
Adjusted Operating Income
GAAP income from operations, excluding expenses related to stock-based compensation, employer payroll tax on employee stock transactions, amortization of acquisition-related intangibles, amortization of debt discount and issuance costs from our convertible senior notes issued in September 2018 and January 2021, acquisition-related expenses and, as applicable, other special items.
Measure of operating profitability excluding impacts from financing, capital expenditures and stock-based compensation

Our actual performance in fiscal 2021 relative to the target levels established for each of the performance metrics resulted in the following weighted funding percentages under the fiscal 2021 CIP:

	First Half Fiscal 2021				Full Year Fiscal 2021
	Weight	Actual(1)	Target(1)	Overall Funding (as a % of Target)	Weight	Actual(1)	Target(1)	Overall Funding (as a % of Target)
Revenue	10%	$632.8M	$595.8M	142.5%(4)	15%	$1,450.0M	$1,313.1M	142.5%(4)
NNMRR(2)	20%	—	—		30%	—	—
Adjusted EBITDA(3)	10%	$62.3M	$36.7M		15%	$180.3M	$92.0M

(1) If the threshold level of achievement for any of the metrics was not achieved, that portion of the CIP did not fund. Achievement above the threshold resulted in funding on a linear basis up to a maximum funding percentage, which ranged from 130% to 150% for each metric. Our first half actual achievement and targets exclude results from both the Seal Software and Liveoak Technologies acquisitions, while the full year’s actual achievement and targets include results from the Seal Software acquisition but exclude results from the Liveoak Technologies acquisition. The decision to include or exclude the financial performance was based on the size and the timing of each acquisition.

(2) We are not disclosing achievement or funding levels for this performance metric, because our NNMRR figures represent confidential commercial information, the disclosure of which would result in competitive harm (for example, by providing competitors insight into our sales strategy and business operations). The aggregate target levels for NNMRR in fiscal 2021 represented a significant increase from fiscal 2020.
(3) For this purpose, “Adjusted Operating Income” meant GAAP income from operations, excluding expenses related to stock-based compensation, employer payroll tax on employee stock transactions, amortization of acquisition-related intangibles, amortization of debt discount and issuance costs from our convertible senior notes issued in September 2018 and January 2021, acquisition-related expenses and, as applicable, other special items.
(4) Represents the maximum funding percentage permitted under the CIP.

Fiscal 2021 Cash Incentive Payments
These funding percentages resulted in the following payments under the CIP:

First Half Fiscal Year	Base Salary	Incentive Target	Weighting	Company Performance	First Half Payout
Daniel D. Springer	$350,000	100%	40%	142.5%	$199,500
Michael J. Sheridan	$425,000	50%	40%	142.5%	$121,125
Scott V. Olrich	$400,000	50%	40%	142.5%	$114,000
Trâm Phi(1)	$364,286	40%	40%	142.5%	$83,057
Kirsten O. Wolberg	$357,143	40%	40%	142.5%	$81,429

Full Fiscal Year	Base Salary	Incentive Target	Weighting	Company Performance	Full Year(2) Payout
Daniel D. Springer	$350,000	100%	60%	142.5%	$299,250
Cynthia Gaylor(1)	$460,000	50%	60%	142.5%	$163,875
Michael J. Sheridan	$425,000	50%	60%	142.5%	$181,688
Scott V. Olrich	$400,000	50%	60%	142.5%	$171,000
Trâm Phi	$364,286	40%	60%	142.5%	$124,586
Kirsten O. Wolberg	$357,143	40%	60%	142.5%	$122,143

(1) Ms. Gaylor joined DocuSign as our Chief Financial Officer on September 8, 2020 and was therefore eligible for a pro-rated payout based on her actual term of employment.
(2) 2nd half payout based on full year results.

Sales Commission Plan for Mr. Alhadeff
As Mr. Alhadeff’s responsibilities are focused on sales, the Committee determined that it would be more appropriate for him to participate in a Sales Commission Plan with terms that are aligned with the results achieved by our global sales team. As a result, Mr. Alhadeff did not participate in the fiscal 2021 CIP due to his participation in a Sales Commission Plan.
At the beginning of fiscal 2021, the Committee determined Mr. Alhadeff’s fiscal 2021 commission opportunity under the Sales Commission Plan after considering competitive market data from our compensation peer group and the recommendations of Mr. Springer. The Committee set a commission opportunity for Mr. Alhadeff equal to 100% of his annual base salary, which was consistent with his opportunity for the prior fiscal year. The Sales Commission Plan is designed to reward Mr. Alhadeff based on performance in each quarter (as described in greater detail below), during the first half and through the full fiscal year; 47.5% of Mr. Alhadeff’s commission opportunity is eligible to be paid during the first half and 52.5% is eligible to be paid through the end of the fiscal year. Mr. Alhadeff’s annual payout could range from 0% to 166.3% of target. The Committee carefully determines the performance criteria for Mr. Alhadeff each year and analyzes our Sales Commission Plan generally with an eye to reducing risks while appropriately incentivizing performance.

Performance Metrics and Targets
For fiscal 2021, for Mr. Alhadeff’s Sales Commission Plan, the Committee utilized the Net New Monthly Recurring Revenue (NNMRR) and Adjusted Operating Income performance metrics previously outlined for the other NEOs. Our performance in fiscal 2021 resulted in the following achievement percentages under Mr. Alhadeff’s Sales Commission Plan:

		Weighting	Actual(1)(2)	Target(1)(2)	Overall Funding (as a % of target
First Half Fiscal 2021	Q1 NNMRR(1)	19%	—	—	167.2%
	Q2 NNMRR(1)	19%	—	—
	Adjusted Operating Income	10%	$62.3M	$36.7M
Second Half Fiscal 2021	Q3 NNMRR(1)	19%	—	—	165.0%
	Q4 NNMRR(1)	19%	—	—
	Adjusted Operating Income	15%	$180.3M	$92.0M
(1) We are not disclosing achievement or funding levels for this performance metric, because our NNMRR figures represent confidential commercial information, the disclosure of which would result in competitive harm (for example, by providing competitors insight into our sales strategy and business operations). The aggregate target levels for NNMRR represented a significant increase from fiscal 2020.

(2) First half actuals and targets excluded results from both the Seal Software and Liveoak Technologies acquisitions, while the full year’s actuals and targets includes results from the Seal Software acquisition but excluded results from the Liveoak Technologies acquisition. The decision to include or exclude the financial performance was based on the size and the timing of each acquisition.

These funding percentages resulted in the following payments under Mr. Alhadeff’s Sales Commission Plan for fiscal 2021:

	Base Salary	Incentive Target	Weighting	Target	Company Performance	Payout
First Half Fiscal 2021	$350,000	100%	47.5%	$156,875	167.2%	$262,281
Second Half Fiscal 2021	$350,000	100%	52.5%	$183,750	165.0%	$303,188

Long-Term Equity Incentives
The long-term equity incentive element of our NEOs’ compensation generally consists of:
•Restricted Stock Units (“RSUs”), which generally vest over a four-year period subject to the recipient’s continued employment with us; and
•Performance-Based Restricted Stock Units (“PSUs”), which generally are earned based on the achievement of one or more pre-established business or financial performance metrics, as described below, and subject to the recipient’s continued employment with us through the performance period.
The Committee believes both RSUs and PSUs align the total compensation of our NEOs with stockholder value creation and motivate and reward our NEOs for effectively executing longer-term strategic, financial and operational objectives. The Committee believes that a mix of PSUs (which directly link our NEO’s target total direct compensation to the performance of our stock price) and RSUs (which offer more predictable value over time) effectively align our NEOs’ compensation with the long-term interests of our stockholders while addressing our retention objectives.

Fiscal 2021 Equity Awards
In June 2020, the Committee determined to award a mix of PSUs and RSUs to our NEOs for fiscal 2021 (other than Ms. Gaylor, who was not yet a NEO) as follows:
The Committee determined that a mix of 50% RSUs and 50% PSUs for our CEO appropriately reflected our CEO’s overall responsibility for business execution and achievement of long-term relative share price growth. For our other NEOs (other than Ms. Gaylor who was not eligible to participate in the 2020 PSU program because of the date of her hiring), the Committee determined that a mix of 75% RSUs and 25% PSUs reflected an appropriate balance between our goals of stockholder alignment, business execution, long-term share price growth and NEO retention.
In arriving at the target equity values to award to our NEOs, the Committee considered our performance in fiscal 2020, competitive market data for each NEO’s position, the value of each NEO’s unvested equity holdings, individual performance, and the recommendations of our CEO (except with respect to his own equity award).
After reviewing these factors, the Committee approved the following equity awards for our NEOs (other than Ms. Gaylor, whose award is described later under the section titled “Chief Financial Officer Offer Letter & New Hire Award”):

	Target RSU Award(1)	Target PSU Award(1)	Total Target Equity Compensation[1]
Daniel D. Springer	$7,500,000	$7,500,000	$15,000,000
Michael J. Sheridan	$3,300,000	$1,100,000	$4,400,000
Loren Alhadeff	$2,681,250	$893,750	$3,575,000
Scott V. Olrich	$3,300,000	$1,100,000	$4,400,000
Trâm Phi	$1,650,000	$550,000	$2,200,000
Kirsten O. Wolberg(2)	$1,567,500	$522,500	$2,090,000

(1) The number of shares of our common stock subject to these awards was determined by dividing the target amount of PSU and RSU awards by the average closing market price of our common stock over the 10 trading days prior to the June 10, 2020 grant date.

(2) Ms. Wolberg’s employment at DocuSign ended effective February 10, 2021.

The RSUs awarded to these NEOs vest over four years in equal quarterly installments subject to the NEO’s continued employment with us.
Performance Metrics for Fiscal 2021 PSU Awards
During fiscal 2021, the Committee granted PSU awards based on our total stockholder return (“TSR”) relative to the Nasdaq Composite Total Return Index (the “Index”) measured over a three-year performance period. The Committee granted these awards to align our NEOs’ incentives with the long-term interests of our stockholders. The Committee, in consultation with Compensia, believed the Index was an appropriate comparison because it represents a broad group of companies with whom we compete for talent and investment dollars and is large enough to account for potential consolidation in our industry sector. Also, the PSUs reward and incentivize continued performance over a three-year period (rather than a shorter performance period, such as the annual performance period for our CIP).
At the end of the three-year performance period (ending June 10, 2023), the Committee will compare the percentage change in our share price against the percentage change in the Index TSR, in both cases using the average stock price during the 60 trading days immediately before the beginning and the end of the performance period. Our relative TSR is the amount by which our percentage change exceeds or is less than the Index TSR’s percentage change.

Payout Level	Relative TSR Performance	PSU Vesting Amount (% of Target)
Max	>= +50 Points vs. Index	200%
Target	DOCU TSR = Index	100%
Threshold	-25 Points vs. Index	50%
None	< -25 Points vs. Index	0%

If our TSR is equal to the Index TSR, then 100% of the target PSUs will be earned and vest. The number of PSUs that are earned and vest will increase or decrease by 2.0% for every percentage point by which our TSR is greater or less than the Index TSR. The maximum number of shares that may be earned and vest under the PSU is 200% of target, which is achieved if our relative TSR is 50 percentage points higher than the Index TSR. If our relative TSR is below the Index TSR by more than 25 percentage points, then no shares will be earned or vest under the PSU.
In addition, if our TSR is negative, then the maximum achievement percentage is capped at 100% of target, regardless of how well our TSR outperforms the Index TSR. Each NEO must also remain continuously employed by us during the three-year performance period in order to be eligible to earn and vest in his or her shares, except as noted below in “Potential Payments Upon a Termination or Change in Control.”
Performance Metrics for Fiscal 2020 PSU Awards
The performance metrics for our fiscal 2020 PSU awards are also based on our relative TSR over a 3-year performance period (ending June 2022). Performance will not be determinable until the end of the performance period.
Performance Achievement for Fiscal 2019 PSU Awards
We granted Mr. Springer PSUs in July 2018 for fiscal 2019 (“FY 2019 PSUs”) that provided for a combination of performance-based and time-based service vesting conditions. The performance conditions consisted of an operating performance condition and a share price condition.
Any shares for which the operating performance condition are satisfied are subject to a time-based service vesting requirement, vesting 25% on the certification date and 75% in equal quarterly installments over the three-year period commencing May 10, 2019 and ending May 10, 2022. The operating performance condition was satisfied as of April 2019 and therefore all PSUs attributable to the operating performance condition have been earned and a portion remain subject to the time-based vesting requirement noted above.
Any shares for which the share price conditions are satisfied are subject to a time-based vesting requirement, vesting in equal quarterly installments over the 3-year period commencing May 10, 2019 and ending May 10, 2022. The share price condition was satisfied as of May 14, 2020 and therefore all shares under FY 2019 PSUs have been earned and a portion remain subject to the time-based vesting requirement noted above.
Year-Over-Year Change in CEO Compensation
In fiscal 2021, Mr. Springer’s compensation increased by 127% to $19,799,168, primarily driven by a higher annual bonus payout tied to Company performance and a larger annual equity grant. In keeping with our compensation philosophy, the majority of Mr. Springer’s compensation remained in the form of long-term equity awards, of which 50% was awarded in the form of PSU awards subject to a three-year performance period. The Committee believed that the aggregate amount and mix of Mr. Springer’s compensation was the appropriate recognition for his performance and the appropriate incentive for continued performance after considering market data from our compensation peer group, robust market conditions, the significant increase in DocuSign stock price and our overall strong financial performance under Mr. Springer’s leadership during fiscal 2021.
Chief Financial Officer Offer Letter & New Hire Award
Ms. Gaylor was appointed our Chief Financial Officer effective September 8, 2020. The terms and conditions of her employment are set forth in a written offer letter, as described in greater detail below in “Potential Payments Upon a Termination or Change in Control.” Based on management’s recommendation and after reviewing a competitive market analysis prepared by Compensia, the Committee approved the following compensation arrangements for Ms. Gaylor:
•Annual base salary of $460,000;
•Eligibility to participate in the CIP, with a target bonus equal to 50% of base salary (with the bonus prorated for her first year of employment); and
•A new-hire RSU grant with a target value of $11,000,000.
Based on the competitive market analysis prepared by Compensia, the Committee determined it would be appropriate to grant Ms. Gaylor a new-hire RSU award with a target value of $11,000,000. The Committee believes this award will provide meaningful alignment with our ongoing performance and was necessary to attract and retain Ms. Gaylor and was aligned with market trends for recent CFO hires, particularly in light of Ms. Gaylor’s prior experience as a public company CFO and her deep knowledge of DocuSign’s business as a former member of our Board and chair of our Audit Committee. The number of shares of common stock subject to this RSU award was determined by dividing the target value by the average closing market price of our common stock over the 10 trading days prior to the vesting start date (which was the first 10th day of a month after Ms. Gaylor’s start date). This new-hire RSU award vests over four years, with 25% of the RSUs vesting after one year and the remainder vesting in equal quarterly installments, subject to Ms. Gaylor’s continued employment with us on each vesting date. Due to her start date and her new hire RSU award, Ms. Gaylor did not participate in the annual fiscal 2021 NEO RSU and PSU grant programs described above but will be eligible to participate in those programs in fiscal 2022, consistent with our practice for other NEOs.
OTHER COMPENSATION POLICIES
Broad-Based Benefits
Our NEOs are eligible to participate in the same employee benefit programs that are generally available to other full-time employees in the U.S., including a 401(k) plan with company sponsored matching contributions; medical, dental and vision insurance; health savings accounts; life and disability insurance; flexible spending accounts; wellness and commuter benefits; Employee Stock Purchase Plan; and various time off and leave of absence programs. These benefits are offered to all employees, including executive officers, in order to attract and retain employees. We do not offer defined benefit pension or other supplementary retirement benefits to employees.
Perquisites and Other Personal Benefits
We do not consider perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our NEOs, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to award long-standing service to us, to make our executive officers more efficient and effective and for recruitment and retention purposes.
During fiscal 2020, we paid the legal fees for Messrs. Springer and Sheridan in connection with a filing each executive was required to make under the Hart-Scott Rodino (“HSR”) Antitrust Improvements Act (“HSR Act”), each as a result of the executive’s participation in the Company’s equity compensation program. Each of Messrs. Springer and Sheridan paid for the filing fee required under the HSR Act. The Committee considered it appropriate to pay the legal fees as the legal fees (as well as the HSR filing fee, the cost of which was borne directly by each of Messrs. Springer and Sheridan) arose as a result of the operation of the Company’s equity compensation program.
Severance and Change in Control Arrangements
Our offer letters or retention agreements with our NEOs provide for certain post-employment payments and benefits to our NEOs in the event of a qualifying termination of employment, including in connection with a change in control of the Company. See the section titled “Potential Payments Upon a Termination or Change in Control” below for detailed information about these arrangements, including an estimate of the potential payments and benefits payable under these arrangements.
Given the nature and competitiveness of our industry, the Committee believes these severance and change in control provisions are essential elements of our executive compensation program and assist us in recruiting, retaining and developing key management talent.
Hedging Prohibition
Under our Insider Trading Policy, our employees (including our NEOs) and directors are prohibited from engaging in hedging transactions in our securities. This includes engaging in short sales, transactions in put or call options, margin accounts, pledges or other inherently speculative transactions with respect to our securities.
Rule 10b5-1 Plans
Certain of our directors and executive officers have adopted written trading plans, also known as Exchange Act Rule 10b5-1 Plans, that provide for trading in our securities according to parameters established by the director or officer upon first entering into the plan, without subsequent direction or control by the director or officer. In limited circumstances, the director or officer may suspend or terminate his or her Rule 10b5-1 Plan. Rule 10b5-1 Plans adopted by our directors and officers (and any suspension or termination of those plans) must comply with the terms of our Insider Trading Policy.
Stock Ownership Guidelines
In December 2019, our Board adopted mandatory stock ownership guidelines for our executive officers and non-employee directors. These guidelines are intended to align the interests of our executive officers and non-employee directors with those of our stockholders by requiring them to acquire and maintain a meaningful equity stake in DocuSign.
Under our guidelines, all NEOs are required to hold shares of DocuSign common stock equivalent in value to a multiple of their base salaries as set forth below. The multiples vary based on the executive officer’s leadership position in our company. The minimum dollar values for executive officers and non-employee directors under our current stock ownership guidelines are as follows.

CEO	Executive Staff*	Non-Employee Directors
5.0x base salary	1.0x base salary	3.0x Board retainer

*Includes all NEOs other than CEO.

Our executive officers must satisfy the required level of stock ownership under the guidelines by the later to occur of (i) December 2024 or (ii) the fifth anniversary of their date of hire (or date of promotion to a position subject to the guidelines, or to a new multiple level within the executive officer guidelines). Our non-employee directors must satisfy the required level of stock ownership under the guidelines by the later to occur of (i) December 2024 or (ii) the fifth anniversary of their joining our Board.
    As of January 31, 2021, each of our NEOs and non-employee directors had either satisfied the required level of stock ownership or had additional time to meet that level under our stock ownership guidelines.

IMPACT OF ACCOUNTING AND TAX REQUIREMENTS ON COMPENSATION
Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1,000,000 paid to certain current and former executive officers. The Tax Cuts and Jobs Acts of 2017 amended the tax law that governed whether we could deduct certain types of performance-based compensation paid to an NEO that exceeds $1,000,000 for any year, and as a result of this change in the tax law, a previously available exclusion for certain performance-based compensation is no longer available; provided, that certain awards made prior to November 2, 2017 may be grandfathered for deductibility purposes. While the Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also considers other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes, and to modify compensation that was initially intended to be tax deductible if it determines such modifications are consistent with our business needs. As a result, our executive compensation arrangements may not be tax deductible, or if initially intended to be tax deductible, may not actually receive this treatment. For purposes of deductibility, compensation is based on tax laws and is not necessarily the same as the amount reported for each NEO in the Summary Compensation Table below.
Accounting for Stock-Based Compensation
We record compensation expense for the equity awards granted to our NEOs based on the grant date fair value of the awards, and we recognize the expense over the service period for the award. We determine both the grant date fair value and the service period based on applicable accounting standards. To the extent an NEO forfeits his or her award or we determine that the probable outcome of the PSU award’s performance condition is no longer the same as it was on the grant date, then we will adjust, in the period of the forfeiture or determination, the previously recognized expense.
Compensation Policies and Practices as they Relate to Risk Management
The Committee has reviewed our executive and employee compensation programs and does not believe that our compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on us. The reasons for the Committee’s determination include the following:
•We structure our compensation programs to consist of both fixed and variable components. The fixed (or base salary) component of our compensation programs is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of our compensation programs are designed to reward both short- and long-term company performance, which we believe discourages employees from taking actions that focus only on our short-term success and helps align our employees with our stockholders and on our longer-term success. Our restricted stock units have time-based vesting and certain of our employees have performance-based restricted stock units with both a performance and time-based vesting component.
•We maintain internal controls over the measurement and calculation of financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.
•While we generally do not cap cash incentive awards for our sales commissions plans to maximize the incentive for our sales force to meet and exceed their revenue and other commercial objectives, we do maintain internal controls over the determination of sales incentive awards, which we believe help prevent problematic behaviors.
•Our employees are required to comply with our Code of Business Conduct and Ethics, which covers, among other things, accuracy in keeping financial and business records.
•The Committee approves employee equity award guidelines as well as the overall annual equity pool. Any recommended equity award outside these guidelines requires approval by the Committee. We believe that this helps ensure we grant equity compensation appropriately and in a sustainable manner.
•A significant portion of the compensation paid to our executive officers and the members of our Board is in the form of restricted stock units to align their interests with the interests of stockholders.

•We maintain Stock Ownership Guidelines for our executive officers and the members of our Board to ensure that they retain specified levels of equity in DocuSign.
•As part of our Insider Trading Policy, we prohibit the trading of derivatives or hedging transactions involving our securities so that our Board, executive officers and all other employees cannot insulate themselves from the effects of poor stock price performance or engage in trading that is not aligned with value creation for our stockholders.
COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT
The Committee has reviewed and discussed the Compensation Discussion and Analysis required under Item 402(b) of Regulation S-K with management. Based on its review, the Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Submitted by the Compensation and Leadership Development Committee
Blake J. Irving, Chair
Peter Solvik
Cain A. Hayes
Inhi Cho Suh

***

Summary Compensation Table
The following table shows for the fiscal years ended January 31, 2021, 2020 and 2019, compensation awarded to or paid to, or earned by, our NEOs.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		Other Bonus ($)(3)	All Other Compensation ($)(4)	Total ($)
Daniel D. Springer President and Chief Executive Officer	2021	350,000	18,933,688		498,750		—	16,730(5)	19,799,168
	2020	348,654	8,047,073		329,980		—	7,973	8,733,680
	2019	350,000	14,257,188		484,575		—	2,026	15,093,789
Cynthia Gaylor Chief Financial Officer(6)	2021	184,000	11,098,253		163,875		—	2,143	11,448,271
	2020	—	—		—		—	—	—
	2019	—	—		—		—	—	—
Michael J. Sheridan President, International and former Chief Financial Officer	2021	424,999	5,096,056		302,813			14,889(5)	5,838,757
	2020	414,038	3,113,298		160,276		—	—	3,687,612
	2019	382,445	3,978,750		221,520		—	—	4,582,715
Scott V. Olrich Chief Operating Officer	2021	387,692	5,096,056		285,000			8,147	5,776,895
	2020	330,000	3,113,298		164,990		—	8,452	3,616,740
	2019	312,000	—		207,675		—	1,154	520,829
Loren Alhadeff Chief Revenue Officer(7)	2021	337,692	4,140,695		565,469			4,459	5,048,315
	2020	297,115	3,971,439		193,865		—	4,832	4,467,251
	2019	—	—		—		—	—	—
Trâm T. Phi SVP, General Counsel and Secretary(8)	2021	360,769	2,548,102		207,643			8,416	3,124,930
	2020	255,198	3,025,953		91,579		25,000	808	3,398,538
	2019	—	—		—		—	—	—
Kirsten O. Wolberg Former Chief Technology and Operations Officer(9)	2021	352,923	2,596,027		203,572			8,035	3,160,557
	2020	—	—		—		—	—	—
	2019	—	—		—		—	—	—
			—	—	—	—	—	—	—

(1) This column reflects the aggregate grant date fair value of RSUs and PSUs without regard to forfeitures granted during the year measured pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The values for PSUs granted in fiscal 2020 and fiscal 2021 reflect the probable outcome of the performance vesting conditions which is also equal to the value assuming the highest level of performance conditions will be achieved. The PSUs granted with performance-based conditions are valued using the closing stock price on the grant date. The PSUs granted with a market condition are valued using a lattice model simulation analysis, specifically a Monte Carlo simulation, incorporating the following assumptions (i) for the fiscal 2019 PSUs, a risk-free interest rate of 2.73%, an expected dividend yield of zero, 3.81 expected life of grant (in years) and 40% expected volatility; (ii) for the fiscal 2020 PSUs, a risk-free interest rate of 1.87%, an expected dividend yield of zero, 3.0 expected life of grant (in years), and 35.2% expected volatility; and (iii) for the fiscal 2021 PSUs, a risk-free interest rate of 0.22%, an expected dividend yield of zero, 3.0 expected life of grant (in years), and 40.1% expected volatility. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected life of the award. Our computation of expected life was based on the remaining performance period at the time of grant. We have not declared, nor do we expect to declare dividends. Due to our short trading history at time of grant, our computation of expected volatility is based on a calculation using the historical stock information of companies deemed comparable to us, for the period matching the expected term of the award. Refer to Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2021. In addition, for Ms. Wolberg, as a result of a deemed modification of certain previously granted PSUs in connection with her Separation Agreement, this amount includes the incremental fair value associated with the deemed modification of such PSUs, totaling $175,460. See “Potential Payments Upon a Termination or Change in

Control” for a description of Ms. Wolberg’s Separation Agreement. Note that the amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our NEOs from the equity awards.
(2) The amounts shown represent the performance bonus earned for the respective year pursuant to the fiscal 2021 Company Incentive Plan, fiscal 2021 Chief Revenue Officer Incentive Plan, fiscal 2020 Company Incentive Plan, fiscal 2019 Company Incentive Plan, or a Sales Commission Plan, as applicable. See “Performance Bonus Compensation” below for further discussion of the performance bonuses for fiscal 2021.
(3) The amount shown represents a signing bonus.
(4) The amount shown includes 401(k) matching payments.
(5) The amount shown includes legal fees incurred in connection with HSR filings made by Messrs. Springer and Sheridan, which were required due to their participation in our equity compensation programs.
(6) Ms. Gaylor was not a DocuSign employee in fiscal 2019 or fiscal 2020.
(7) Mr. Alhadeff was not an executive officer in fiscal 2019.
(8) Ms. Phi was not a DocuSign employee in fiscal 2019.
(9) Ms. Wolberg was not a NEO in fiscal 2019 or fiscal 2020.

Grants of Plan Based Awards
The following table sets forth certain information with respect to all plan-based awards granted to our NEOs for the year ended January 31, 2021.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Award ($)(4)
Daniel D. Springer	Cash	—	192,500	350,000	498,750	—	—	—	—	—
	RSUs	6/10/2020	—	—	—	—	53,396	—	53,396	7,905,278
	PSUs	6/10/2020	—	—	—	26,698	53,396	106,792	53,396	11,028,410
Cynthia Gaylor	Cash	—	63,250	115,000	163,875	—	—	—	—	—
	RSUs(5)	5/29/2020	—	—	—	—	1,431	—	1,431	199,968
	RSUs	10/10/2020	—	—	—	—	48,308	—	48,308	10,898,285
Michael J. Sheridan	Cash	—	116,875	212,500	302,813	—	—	—	—	—
	RSUs	6/10/2020	—	—	—	—	23,495	—	23,495	3,478,435
	PSUs	6/10/2020	—	—	—	3,916	7,832	15,664	7,832	1,617,621
Scott V. Olrich	Cash	—	110,000	200,000	285,000	—	—	—	—	—
	RSUs	6/10/2020	—	—	—	—	23,495	—	23,495	3,478,435
	PSUs	6/10/2020	—	—	—	3,916	7,832	15,664	7,832	1,617,621
Loren Alhadeff	Cash	—	170,313	340,625	565,469	—	—	—	—	—
	RSUs	6/10/2020	—	—	—	—	19,090	—	19,090	2,826,275
	PSUs	6/10/2020	—	—	—	3,182	6,364	12,728	6,364	1,314,421
Trâm T. Phi	Cash	—	80,143	145,714	207,643	—	—	—	—	—
	RSUs	7/10/2019	—	—	—	—	11,748	—	11,748	1,739,291
	PSUs	—	—	—	—	1,958	3,916	7,832	3,916	808,811
Kirsten O. Wolberg	Cash	—	78,571	142,857	203,572	—	—	—	—	—
	RSUs	6/10/2020	—	—	—	—	11,160	—	11,160	1,652,238
	PSUs	6/10/2020	—	—	—	1,860	3,720	7,440	3,720	768,329
	PSU Deemed Modification(6)	8/31/2020								175,460

(1) This column reflects the aggregate grant date fair value of RSUs and PSUs without regard to forfeitures granted during the year measured pursuant to ASC 718. The assumptions used in the valuation of these awards are set forth in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2021. Note that the amounts reported in this column reflect the accounting value for these equity awards and may not correspond to the actual economic value that may be received by our NEOs from the equity awards.
(2) Represents the range of possible payouts to our NEOs under the fiscal 2021 CIP or, for Mr. Alhadeff, under the Sales Commission Plan.
(3) Represents the range of possible PSU awards under the 2018 Equity Incentive Plan (the “2018 Plan”) described in the ”Long Term Equity Incentive Awards” section of the ”Compensation Discussion and Analysis” section. The number of earned PSUs are based on our relative total stockholder return against the Nasdaq Composite Index over a three-year period and the NEO’s continued employment.
(4) The grant date fair value of each equity award is computed in accordance with ASC 718. For the PSUs, the amounts shown assume the target level of performance would be achieved with respect to the performance conditions.
(5) This grant, received during Ms. Gaylor’s tenure as a member of our Board, will continue to vest subject to her continued service as a DocuSign employee.
(6) This amount represents the incremental fair value related to the modification of certain PSUs pursuant to Ms. Wolberg’s Separation Agreement. See “Potential Payments Upon a Termination or Change in Control” for a description of Ms. Wolberg’s Separation Agreement.

Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding outstanding equity awards held by our NEOs as of January 31, 2021.

		Option Awards(1)				Stock Awards(1)
		Number of Securities Underlying Unexercised Options (#)
Name	Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Daniel D. Springer	1/23/2017(10)	1,989,822	—	18.02	—	—	—	—	—
	1/23/2017(5)	—	—	—	—	125,058	29,124,758	—	—
	7/18/2018(6)	—	—	—	—	60,471	14,083,091	—	—
	7/18/2018(7)	—	—	—	—	40,313	9,388,495	—	—
	6/10/2019(8)	—	—	—	—	53,820	12,534,140	—	—
	6/10/2019(9)	—	—	—	—	—	—	86,111	20,054,391
	6/10/2020(18)	—	—	—	—	46,722	10,881,087	—	—
	6/10/2020(9)	—	—	—	—	—	—	53,396	12,435,394
Cynthia Gaylor	12/5/2018(20)	—	—	—	—	3,315	748,741	—	—
	5/29/2020(21)	—	—	—	—	716	166,749	—	—
	10/10/2020(22)	—	—	—	—	48,308	11,250,450	—	—
Michael J. Sheridan	9/15/2015(10)	476,298	—	17.38	9/15/2025	—	—	—	—
	9/20/2016(10)	100,000	—	18.87	9/20/2026	—	—	—	—
	6/14/2017(11)	—	—	—	—	6,250	1,455,563	—	—
	7/18/2018(7)	—	—	—	—	28,125	6,550,031	—	—
	6/10/2019(8)	—	—	—	—	30,712	7,152,518	—	—
	6/10/2019(9)	—	—	—	—	—	—	16,380	3,814,738
	6/10/2020(18)	—	—	—	—	20,559	4,787,986	—	—
	6/10/2020(9)	—	—	—	—	—	—	7,832	1,823,994
Scott V. Olrich	4/17/2017(12)	562,500	37,500	16.21	4/17/2027	—	—	—	—
	4/17/2017(13)	—	—	—	—	25,000	5,822,250	—	—
	6/10/2019(8)	—	—	—	—	30,712	7,152,518	—	—
	6/10/2019(9)	—	—	—	—	—	—	16,380	3,814,738
	6/102020(18)	—	—	—	—	20,559	4,787,986	—	—

	6/10/2020(9)	—	—	—	—	—	—	7,832	1,823,994
Loren Alhadeff	12/13/2011(10)	102,177	—	0.97	12/13/2021	—	—	—	—
	7/26/2013(10)	17,000	—	2.14	7/26/2023	—	—	—	—
	1/31/2014(10)	55,112	—	4.75	1/31/2024	—	—	—	—
	4/30/2014(10)	100	—	7.55	4/30/2024	—	—	—	—
	3/11/2015(10)	111	—	13.43	3/11/2025	—	—	—	—
	6/11/2015(10)	74,943	—	16.65	6/11/2025	—	—	—	—
	6/14/2017(11)	—	—	—	—	5,000	1,164,450	—	—
	7/18/2018(7)	—	—	—	—	22,500	5,240,025	—	—
	3/25/2019(16)	—	—	—	—	42,479	9,892,934	—	—
	6/10/2020(18)	—	—	—	—	16,704	3,890,195	—	—
	6/10/2020(9)	—	—	—	—	—	—	6,364	1,482,112
Trâm T. Phi	7/10/2019(17)	—	—	—	—	36,830	8,577,339	—	—
	6/10/2020(9)	—	—	—	—	—	—	3,916	911,997
	6/10/2020(18)	—	—	—	—	10,280	2,394,109	—	—
Kirsten O. Wolberg	12/22/2017(19)	—	—	—	—	50,000	11,644,500	—	—
	7/18/2018(7)	—	—	—	—	18,750	4,366,688	—	—
	6/10/2019(8)	—	—	—	—	9,653	2,248,087	—	—
	6/10/2019(9)	—	—	—	—	—	—	5,148	1,198,918
	6/10/2020(18)	—	—	—	—	9,765	2,274,171	—	—
	6/10/2020(9)	—	—	—	—	—	—	3,720	866,351

(1) All option and RSU awards listed in this table were granted pursuant to either our Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”) or the 2018 Plan and are subject to acceleration of vesting as described in “Potential Payments upon a Termination or Change in Control.” Certain PSUs listed on this table may be subject to acceleration of vesting under such arrangements, as described below.
(2) Represents the market value of the shares underlying the number of unvested RSUs as of January 31, 2021, based on the closing price of our common stock of $232.89 on January 29, 2021.
(3) Represents the market value of the shares underlying the number of unvested PSUs as of January 31, 2021, based on the closing price of our common stock of $232.89 on January 29, 2021.
(4) Twenty-five percent of the shares subject to the option vested on January 11, 2018 and the balance of the shares shall vest in equal monthly installments thereafter for 36 months, subject to continuous service.
(5) Twenty-five percent of the shares underlying the RSUs vested on January 11, 2018 and the balance of the shares vest in twelve equal quarterly installments, subject to continuous service.
(6) Represents shares issuable on settlement of PSUs for which the performance condition has been met with respect to 80,625 PSUs. Each PSU represents a contingent right to receive one share of our common stock. The PSUs vest subject to the achievement of certain Company performance conditions, certain performance conditions involving DocuSign’s stock price and/or time vesting as described in “Fiscal 2019 PSU Agreements” below. With respect to the PSUs for which the performance condition has been met, twenty-five percent of the PSUs vested upon the Compensation and Leadership Development Committee’s certification that the performance conditions were achieved and the remaining PSUs will vest in twelve equal quarterly installments starting May 10, 2019 if Mr. Springer remains a service provider to the Company through each such date.
(7) The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on May 10, 2018, subject to continuous service.
(8) The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on May 10, 2019, subject to continuous service.
(9) Represents shares issuable on settlement of PSUs. Each PSU represents a contingent right to receive one share of our common stock. Earned PSUs are based on the Company's relative TSR at the end of the performance period as described in “Compensation Discussion and Analysis – Performance Metrics for PSU Awards".
(10) The stock option is fully vested.
(11) The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on May 10, 2017, subject to continuous service.
(12) Twenty-five percent of the shares subject to the option vested on April 3, 2018 and the balance of the shares vest in equal monthly installments thereafter for 36 months, subject to continuous service.
(13) Twenty-five percent of the shares underlying the RSUs vested on April 10, 2018 and the balance of the shares vest in twelve equal quarterly installments, subject to continuous service.
(14) The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on May 10, 2016, subject to continuous service.
(15) The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on September 10, 2016, subject to continuous service.

(16) The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on February 10, 2019, subject to continuous service.
(17) Twenty-five percent of the shares underlying the RSUs vest on July 10, 2020 and the balance of the shares vest in twelve equal quarterly installments thereafter, subject to continuous service.
(18) The shares underlying the RSUs vest in sixteen equal quarterly installments beginning on May 10, 2020, subject to continuous service.
(19) Twenty-five percent of the shares subject to the option vested on November 10, 2018 and the balance of the shares shall vest in equal monthly installments thereafter for 36 months, subject to continuous service.
(20) The shares underlying the RSUs vest in twelve equal quarterly installments beginning on December 5, 2018, subject to continuous service.
(21) The shares underlying the RSUs vest in four equal quarterly installments beginning on May 29, 2020, subject to continuous service.
(22) Twenty-five percent of the shares subject to the option will vest on September 10, 2021 and the balance of the shares shall vest in equal monthly installments thereafter for 36 months, subject to continuous service.

Fiscal 2021 Stock Option Exercises and Stock Vested
The following table presents, for each of our NEOs, the shares of our common stock that were acquired upon the exercise of vested stock options and vesting of RSUs and the related value realized during the fiscal year ended January 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting ($)(1)	Value Realized on Vesting ($)(2)
Daniel D. Springer	—	—	625,853	105,626,247
Cynthia Gaylor	—	—	3,930	710,898
Michael J. Sheridan	350,000	79,695,146	46,471	7,939,387
Scott V. Olrich	—	—	115,221	19,477,129
Loren Alhadeff	75,264	11,688,514	63,140	10,162,653
Trâm T. Phi	—	—	19,883	4,147,358
Kirsten O. Wolberg	—	—	67,756	11,437,694

(1) Represents the total number of shares of our common stock issuable upon settlement of vested RSUs and PSUs during the year ended January 31, 2021. The amount does not represent the number of shares actually received by each NEO, as a portion of the shares was withheld by DocuSign to satisfy the NEO’s tax withholding obligations.
(2) The value realized on vesting of RSUs for each NEO is calculated by: (a) multiplying the number of RSUs vested by either (i) the closing price of DocuSign common stock on the settlement date or (ii) the closing price of DocuSign common stock on the day prior to the settlement date; and (b) aggregating the value realized upon vesting for all RSUs that vested during the year ended January 31, 2021. The value realized on vesting does not reflect the actual value received by each NEO because a portion of the shares were withheld by DocuSign to satisfy the NEO’s tax withholding obligations.

Potential Payments Upon a Termination or a Change in Control
We have adopted severance and change in control provisions in our agreements with our NEOs in order to recruit and retain talented executives, as well as to promote ongoing retention and align our NEOs’ incentives with those of our stockholders in the event of a change in control. In March 2021, we approved an amendment and restatement of these severance and change in control provisions for each of our NEOs other than Mr. Sheridan, to harmonize the provisions and eliminate single trigger acceleration on new grants for our NEOs who had such benefit in their existing severance and change in control provisions, as discussed below and as disclosed on a Current Report on Form 8-K filed with the SEC on March 11, 2021. Our change in control benefits are intended to allow our NEOs to focus their attention on the business operations of our company in the face of the potentially disruptive impact of a rumored or actual change in control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security and to allow for a smooth transition in the event of a change in control.
Daniel D. Springer
We entered into an amended and restated offer letter with Mr. Springer, our President and Chief Executive Officer, on March 27, 2018, amended in March 2020. In March 2021, we entered into (or approved, and intend to enter into) an Executive Severance and Change in Control Agreement with Mr. Springer (the “Retention Agreement”) that replaces the severance and change in control benefits set forth in Mr. Springer’s offer letter. The offer letter provides for at-will employment and has no specific term. Under both the offer letter (prior to giving effect to the Retention Agreement) and the Retention Agreement, in the event we terminate Mr. Springer's employment without cause or Mr. Springer resigns for “good reason” (each as described below) outside of a “change in control period” (as described below), then Mr. Springer will be entitled to: (i) a lump sum payment equal to 12 months of base salary, (ii) a lump sum payment equal to 100% of Mr. Springer's target bonus, (iii) payment of up to 18 months of premiums to continue health insurance coverage under COBRA, and (iv) acceleration of his unvested stock options and RSUs (excluding any PSUs not yet been earned as of the date of termination) as if he had continued in service for an additional 12 months. The PSUs and any other performance-based equity awards will vest as set forth in the applicable performance-based equity award agreement.
Under both the offer letter (prior to giving effect to the Retention Agreement) and the Retention Agreement, in the event we terminate Mr. Springer's employment without cause or Mr. Springer resigns for good reason during a change in control period, then Mr. Springer will be entitled to (i) a lump sum payment equal to 12 months of base salary, (ii) payment of up to 12 months of premiums to continue health insurance coverage under COBRA, and (iii) full acceleration of his unvested stock options and RSUs (excluding any PSUs not yet been earned as of the date of termination). The PSUs and any other performance-based equity awards will vest as set forth in the applicable performance-based equity award agreement.
Additionally, pursuant to the offer letter, Mr. Springer will have 12 months to exercise his vested stock options following his termination of employment for any reason other than for cause.
Mr. Springer's offer letter also provides that upon the closing of a change in control, Mr. Springer would be entitled to have 50% of his then-unvested stock options and RSUs automatically vest and become accelerated. On March 10, 2020, Mr. Springer entered into an amendment to his offer letter eliminating this automatic vesting acceleration provision.
For purposes of the offer letter and for the Retention Agreement as noted, “cause” generally means (i) Mr. Springer’s willful and continued failure to perform the duties and responsibilities of his position (subject to certain notice and cure provisions); (ii) any act of personal dishonesty taken in connection with Mr. Springer’s responsibilities, with the intention or reasonable expectation that such action may result in substantial personal enrichment; (iii) conviction of, or plea of nolo contendere to, a felony; (iv) commission of any tortious act, unlawful act or malfeasance which causes or reasonably could cause (for example, if it became publicly known) material harm to our standing, condition or reputation; (v) any material breach of the provisions of Mr. Springer’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement or other improper disclosure of our confidential or proprietary information (subject to certain notice and cure provisions); (vi) a breach of any fiduciary duty owed to us that has or could reasonably be expected to have a material detrimental effect on our reputation or business; (vii) obstructing or impeding; endeavoring to influence, obstruct or impede, or failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity or for purposes of the Retention Agreement (viii) a material breach by Mr. Springer of any written Company policy of the Company’s code of conduct that has been made available to Mr. Springer. Under the Retention Agreement, each of these actions is subject to certain notice and cure provisions, other than (iii).
For purposes of the offer letter and for the Retention Agreement as noted, “good reason” generally means (i) a material reduction in base salary, unless such reduction is made in connection with a similar action affecting all senior executives; (ii) a material reduction in duties or responsibilities; or (iii) relocation of Mr. Springer’s principal place of employment to a place that increases his one-way commute by more than 25 miles (increased to 30 miles in the Retention Agreement) as compared to his then-current principal place of employment immediately prior to such relocation.
Michael J. Sheridan
We entered into an amended and restated offer letter with Mr. Sheridan, our President of International and former Chief Financial Officer, on April 11, 2018. The offer letter provides for at-will employment and has no specific term. Under the offer letter, in the event we terminate Mr. Sheridan’s employment without “cause” (as described below) outside of a change in control period, then Mr. Sheridan will be entitled to (i) a lump sum payment equal to six months of base salary, (ii) a lump sum payment equal to 50% of Mr. Sheridan’s target bonus, (iii) payment of up to six months of premiums to continue health insurance coverage under COBRA, and (iv) acceleration of his unvested equity awards as if he had continued in service for an additional six months.
In the event we terminate Mr. Sheridan’s employment without cause or Mr. Sheridan resigns for any reason during a change in control period, then Mr. Sheridan will be entitled to (i) a lump sum payment equal to 12 months of base salary, (ii) payment of up to six months of premiums to continue health insurance coverage under COBRA, and (iii) acceleration of all his unvested equity awards.
The offer letter also provides that if Mr. Sheridan remains employed by DocuSign or its acquirer or successor on the 1-year anniversary of a change in control, then all of Mr. Sheridan’s unvested equity awards will accelerate and become vested.
Loren Alhadeff, Cynthia Gaylor, Scott Olrich, Kirsten Wolberg and Trâm Phi
We have entered into offer letters and executive severance and change in control agreements, or change in control agreements, with each of Loren Alhadeff, Cynthia Gaylor, Scott Olrich, Kirsten Wolberg and Trâm Phi under our Executive Severance and Change in Control Plan. In March 2021, we entered into an Amended and Restated Executive Severance and Change in Control Agreement with each of Mr. Alhadeff, Ms. Gaylor, Mr. Olrich and Ms. Phi that replaces each of their respective change in control agreements. The offer letters provide for at-will employment and have no specific term. Under both the change in control agreements (prior to giving effect to the Retention Agreements) and the Retention Agreements, in the event we terminate the NEO’s employment without “cause” or the NEO resigns for “good reason” outside of a “change in control period” (each as described below), the NEO will be entitled to (i) a lump sum payment equal to six months of base salary, (ii) a lump sum payment equal to 50% of the NEO’s target bonus, (iii) payment of up to six months of premiums to continue health insurance coverage under COBRA, and (iv) acceleration of the NEO’s unvested equity awards (excluding performance-based equity awards) as if the NEO had continued in service for an additional 6 months. Performance-based equity awards will vest as set forth in the applicable performance-based equity award agreement.
Under both the change in control agreements (prior to giving effect to the Retention Agreements) and the Retention Agreements, in the event we terminate an NEO’s employment without cause or the NEO resigns for good reason during a change in control period, then the NEO will be entitled to (i) a lump sum payment equal to 12 months of base salary, (ii) payment of up to 12 months of premiums to continue health insurance coverage under COBRA, and (iii) acceleration of all of the NEO’s unvested equity awards (excluding performance-based equity awards). Performance-based equity awards will vest as set forth in the applicable performance-based equity award agreement.
The change in control agreements for each of Mr. Alhadeff, Mr. Olrich and Ms. Phi also provide that upon the closing of a change in control, the NEO is entitled to have 25% of his or her then-unvested equity awards automatically vest and become accelerated. Under the Retention Agreement, this acceleration provision has been eliminated for all equity awards granted after the date of the applicable Retention Agreement.
The change in control agreements for Messrs. Olrich and Alhadeff provide that the acceleration provisions above will only apply to service-based vesting provisions, and will not result in a waiver of any performance or milestone-based vesting. For any such performance-based awards, the applicable award agreement will control the treatment of such awards upon a qualifying termination or change in control.
In August 2020, we entered into a Separation Agreement with Ms. Wolberg, effective September 8, 2020, which agreement superseded her change in control agreement. The Separation Agreement is described in greater detail below.
Definitions; Release Requirement; 280G
Our NEOs’ offer letters, change in control agreements and Retention Agreements define the terms “cause,” “change in control” and “good reason.” The terms “cause” and “good reason” in the Retention Agreement for each NEO generally align with the definition of “cause” and “good reason” described above for Mr. Springer’s Retention Agreement. As used in this section, the term “change in control period” refers to the period beginning three months prior to and ending 12 months following the closing of a change in control, except in the case of Ms. Gaylor and Ms. Phi for whom the period is 24 months from such a change.

Our NEOs’ offer letters, change in control agreements and Retention Agreements provide that the benefits described above are subject to the NEO releasing us from all claims.
Our NEOs’ offer letters, change in control agreements and Retention Agreements each provide that in the event any payments or benefits to our NEOs constitute “golden parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to the maximum amount that does not result in the imposition of such excise tax, but only if such reduction results in the NEO receiving a higher net after-tax amount than such NEO would have received absent such reduction (a “best net pay provision”).
Separation Agreement with Ms. Wolberg
In August 2020, we entered into a Separation Agreement with Ms. Wolberg pursuant to which Ms. Wolberg and the Company agreed that Ms. Wolberg’s last day of employment would be February 10, 2021 (the “Separation Date”). Pursuant to the Separation Agreement, Ms. Wolberg received her regular salary, benefits, bonus eligibility and continued equity vesting pursuant to the terms of her equity awards during her continued employment until her Separation Date, including pro-rata vesting of her Fiscal 2020 and Fiscal 2021 PSU based on actual performance in accordance with the terms of Ms. Wolberg’s severance and change in control agreement. Had Ms. Wolberg been terminated without Cause prior to her Separation Date and executed a release of claims, she would have received the payments and benefits as if she had remained employed through the Separation Date.
Fiscal 2021 and Fiscal 2020 PSU Award Agreements
Under the award agreement for the PSU awards we granted in June 2020 for fiscal 2021 (“FY 2021 PSUs”) and the PSU awards we granted in June 2019 for fiscal 2020 (“FY 2020 PSUs,” and collectively with the FY 2021 PSUs, the “FY 20/21 PSUs”), in the event of an NEO’s termination without cause or resignation for good reason prior to a change in control, the NEO will be eligible to vest in a portion of the shares earned under the PSU based on DocuSign’s relative TSR at the end of the applicable performance period (or, if a change in control occurs prior to the end of the performance period, based on our relative TSR upon a change in control), with the portion of shares earned based on the portion of the performance period in which the NEO continued providing service to DocuSign. See the “Compensation Discussion and Analysis — Performance Metrics for PSU Awards” section for more information on the FY 20/21 PSUs, including the definition of relative TSR.
If a change in control occurs, then the performance period will end as of the closing of the change in control, and DocuSign’s relative TSR will be determined based upon the price of DocuSign’s common stock in the change in control and the corresponding number of earned PSUs will be determined. If the acquiring entity assumes, continues or substitutes the FY 20/21 PSU awards, then the NEO will vest in the number of shares earned under the applicable PSU on the last day of the original performance period, subject to the NEO’s continued service. If the acquiring entity does not assume, continue or substitute the FY 20/21 PSU awards, or if the NEO is terminated by the acquiring entity without cause or resigns for good reason following the change in control, then this continued service requirement will be waived, and the earned PSUs will vest in their entirety.
Fiscal Year 2019 PSU Award Agreements
The award agreement for the PSU award we granted to Mr. Springer in July 2018 for fiscal 2019 (“FY 2019 PSUs”) provides for a combination of performance-based and time-based service vesting conditions. The performance conditions consist of an operating performance condition and a share price condition.
Any shares for which the operating performance condition are satisfied are then subject to a time-based service vesting requirement, vesting 25% on the certification date and 75% in equal, quarterly installments over the three-year period commencing May 10, 2019 and ending May10, 2022. The operating performance condition was satisfied as of April 2019 and therefore all PSUs attributable to the operating performance condition have been earned and a portion remain subject to time-based vesting conditions as noted above.
Any shares for which the share price condition are satisfied are then subject to a time-based vesting requirement, vesting in equal quarterly installments over the 3-year period commencing May 10, 2019 and ending May 10, 2022. The share price condition was satisfied as of May 14, 2020 and therefore all shares under FY 2019 PSUs have been earned and a portion remain subject to the time-based vesting requirement noted above.

If Mr. Springer is terminated without cause or resigns for good reason outside of a change in control period, then pursuant to Mr. Springer's offer letter, any earned and unvested portion of the FY 2019 PSUs will be subject to an additional 12 months of acceleration of vesting and any PSUs that are unearned or are not so accelerated will be forfeited.
Upon a change in control, if the acquiring entity assumes, continues or substitutes the FY 2019 PSUs, then Mr. Springer will vest in the number of shares earned under the FY 2019 PSUs on the last day of the original time-based vesting period, subject to his continued service and the acceleration provisions noted below.
Vesting Acceleration Due to Death or Terminal Condition Policy
Our Compensation and Leadership Development Committee has adopted a policy (the “Death and Terminal Condition Policy”) that applies to all outstanding awards (other than awards subject to performance-based vesting) held by current employees (including the named executive officers). The Death and Terminal Condition Policy can be revoked or changed at any time. Pursuant to this policy, if the holder of such an award dies or becomes terminally ill, his or her aggregate awards will generally vest in full.
Estimated Value of Payments and Benefits
The table below provides the estimated value of the benefits that our NEOs would receive in the following scenarios:
•A change in control of DocuSign occurred on January 31, 2021, and the successor entity assumed or substituted the NEO’s equity awards
•A change in control of DocuSign occurred on January 31, 2021, and the successor entity did not assume or substitute the NEO’s equity awards.
•A change in control of DocuSign occurred on January 31, 2021, the successor entity assumed or substituted the NEO’s equity awards, and the NEO had a qualifying termination immediately after the change in control.
•A change in control of DocuSign occurred on January 31, 2021, the successor entity did not assume or substitute the NEO’s equity awards, and the NEO had a qualifying termination immediately after the change in control.
•The NEO had a qualifying termination on January 31, 2021 outside a change in control period.
Since the measurement date for each scenario is January 31, 2021, the table does not reflect the terms of the recently approved Retention Agreements.

Name	Cash Severance ($)		Payment for Continued Health Insurance Coverage ($)	Value from Acceleration of Unvested Options(1) ($)	Value from Acceleration of Unvested RSUs(2) ($)	Value from Acceleration of Unvested PSUs(3)(4) ($)	Total ($)
Daniel D. Springer
change in control and successor assumed equity awards	—		—	n/a	—	—	—
change in control, successor did not assume equity awards	—		—	n/a	32,803,721	79,062,662	111,866,383
change in control, successor assumed equity awards, and qualifying termination	350,000		16,207	n/a	32,803,721	79,062,662	112,232,590
change in control, successor did not assume equity awards, and qualifying termination	350,000		16,207	n/a	32,803,721	79,062,662	112,232,590
qualifying termination outside of change in control period	700,000		24,310	n/a	14,381,423	9,388,262	24,493,995
termination due to death or terminal illness	—	—	—	n/a	32,803,721	—	32,803,721
Cynthia Gaylor
change in control and successor assumed equity awards	—		—	n/a	—	n/a	—

Name	Cash Severance ($)	Payment for Continued Health Insurance Coverage ($)	Value from Acceleration of Unvested Options(1) ($)	Value from Acceleration of Unvested RSUs(2) ($)	Value from Acceleration of Unvested PSUs(3)(4) ($)	Total ($)
change in control, successor did not assume equity awards	—	—	n/a	—	n/a	—
change in control, successor assumed equity awards, and qualifying termination	460,000	26,073	n/a	12,165,941	n/a	12,652,014
change in control, successor did not assume equity awards, and qualifying termination	460,000	26,073	n/a	12,165,941	n/a	12,652,014
qualifying termination outside of change in control period	345,000	13,037	n/a	541,004	n/a	899,041
termination due to death or terminal illness	—	—	n/a	12,165,941	—	12,165,941
Michael Sheridan
change in control and successor assumed equity awards	—	—	n/a	—	—	—
change in control, successor did not assume equity awards	—	—	n/a	—	11,277,465	11,277,465
change in control, successor assumed equity awards, and qualifying termination	425,000	13,037	n/a	19,946,097	11,277,465	31,661,599
change in control, successor did not assume equity awards, and qualifying termination	425,000	13,037	n/a	19,946,097	11,277,465	31,661,599
qualifying termination outside of change in control period	318,750	13,037	n/a	5,753,315	—	6,085,102
termination due to death or terminal illness	—	—	n/a	19,946,097	—	19,946,097
Scott V. Olrich
change in control and successor assumed equity awards	—	—	2,183,344	4,440,688	—	6,624,032
change in control, successor did not assume equity awards	—	—	2,183,344	4,440,688	11,277,465	17,901,497
change in control, successor assumed equity awards, and qualifying termination	400,000	26,073	8,733,375	17,762,753	11,277,465	38,199,666
change in control, successor did not assume equity awards, and qualifying termination	400,000	26,073	8,733,375	17,762,753	11,277,465	38,199,666
qualifying termination outside of change in control period	300,000	13,037	8,733,375	7,936,658	—	16,983,070
termination due to death or terminal illness	—	—	8,733,375	17,762,753	—	26,496,128
Loren Alhadeff
change in control and successor assumed equity awards	—	—	n/a	5,046,901	—	5,046,901
change in control, successor did not assume equity awards	—	—	n/a	5,046,901	2,964,224	8,011,125
change in control, successor assumed equity awards, and qualifying termination	350,000	26,073	n/a	20,187,604	2,964,224	23,527,901
change in control, successor did not assume equity awards, and qualifying termination	350,000	26,073	n/a	20,187,604	2,964,224	23,527,901
qualifying termination outside of change in control period	350,000	13,037	n/a	5,665,282	—	6,028,319
termination due to death or terminal illness	—	—	n/a	20,187,604	—	20,187,604
Trâm T. Phi

Name	Cash Severance ($)	Payment for Continued Health Insurance Coverage ($)	Value from Acceleration of Unvested Options(1) ($)	Value from Acceleration of Unvested RSUs(2) ($)	Value from Acceleration of Unvested PSUs(3)(4) ($)	Total ($)
change in control and successor assumed equity awards	—	—	n/a	2,742,862	—	2,742,862
change in control, successor did not assume equity awards	—	—	n/a	2,742,862	1,823,994	4,566,856
change in control, successor assumed equity awards, and qualifying termination	364,286	26,073	n/a	10,971,448	1,823,994	13,185,801
change in control, successor did not assume equity awards, and qualifying termination	364,286	26,073	n/a	10,971,448	1,823,994	13,185,801
qualifying termination outside of change in control period	255,000	13,037	n/a	2,057,583	—	2,325,620
termination due to death or terminal illness	—	—	n/a	10,971,448	—	10,971,448
Kirsten O. Wolberg
change in control and successor assumed equity awards	—	—	n/a	5,133,361	—	5,133,361
change in control, successor did not assume equity awards	—	—	n/a	5,133,361	4,130,537	9,263,898
change in control, successor assumed equity awards, and qualifying termination	357,143	26,073	n/a	20,533,446	4,130,537	25,047,199
change in control, successor did not assume equity awards, and qualifying termination	357,143	26,073	n/a	20,533,446	4,130,537	25,047,199
qualifying termination outside of change in control period	250,000	13,037	n/a	8,052,405	—	8,315,442
termination due to death or terminal illness	—	—	n/a	20,533,446	—	20,533,446

(1) Value based on the difference between the closing price of our common stock on January 29, 2021 and the exercise price of the accelerated stock option awards.
(2) Value based on the closing price of our common stock on January 29, 2021.
(3) Value of FY 2020 and FY 2021 PSUs based on the closing price of our common stock on January 29, 2021, multiplied by the number of shares that would become earned and vested under the award assuming a change in control occurred on January 31, 2021. Upon a change in control, the number of shares that will become earned under the FY 20/21 PSUs is determined based on the relative TSR as of the date of the change in control (assumed to be January 31, 2021 for purposes of the table). Our relative TSR as of January 31, 2021 would result in the FY 20/21 PSUs being earned at 200%. Any shares so earned upon a change in control become subject to time-based vesting (and subject to acceleration upon a qualifying termination in connection with a change in control or non-assumption of awards in a change in control). Upon a qualifying termination outside of a change in control, the NEO will be eligible to receive a pro rata portion of the shares ultimately earned under the PSU following the expiration of the performance period, based on service through the date of termination. The final number of shares earned under the FY 20/21 PSUs depends on the future price of our common stock and is not currently ascertainable.
(4) Value of FY 2019 PSUs based on the closing price of our common stock on January 29, 2021, multiplied by the number of shares actually earned under the award as of that date. As noted above, both the operating performance condition and the share price conditions had been met as of January 31, 2021, with only the time-based vesting condition remaining.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of January 31, 2021. Information is included for our 2018 Plan, our 2011 Plan, and our 2018 Employee Stock Purchase Plan (“ESPP”), each of which was adopted with the approval of our stockholders. Our 2011 Plan terminated upon the effectiveness of our 2018 Plan. However, any outstanding stock awards under our 2011 Plan will continue to be governed by their existing terms. The 2018 Plan and ESPP were each in effect as of January 31, 2021.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	4,798,317(2)	$15.5474(3)	39,229,616
Equity compensation plans not approved by stockholders	—	—	—
Total	4,798,317	$15.5474	39,229,616

(1) Includes the following plans: our 2018 Plan, our 2011 Plan and our ESPP.
(2) Excludes 10,962,048 shares that may be issued under restricted stock unit or performance stock unit awards as of January 31, 2021.
(3) Excludes 10,962,048 shares that may be issued under restricted stock unit or performance stock unit awards as of January 31, 2021.
(4) As of January 31, 2021, a total of 32,900,863 shares of our common stock have been reserved for issuance pursuant to the 2018 Plan, which number excludes the 9,640,359 shares that were added to the 2018 Plan as a result of an automatic annual increase on February 1, 2021. The 2018 Plan provides that the number of shares reserved and available for issuance under the 2018 Plan will automatically increase each February 1, beginning on February 1, 2019, by 5% of the outstanding number of shares of our common stock on the immediately preceding January 31 or such lesser number of shares as determined by our Board. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2018 Plan and the 2011 Plan will be added back to the shares of common stock available for issuance under the 2018 Plan. The Company no longer makes grants under the 2011 Plan. As of January 31, 2021, a total of 6,328,753 shares of our common stock have been reserved for issuance pursuant to the ESPP, which number excludes the 1,928,071 shares that were added to the ESPP as a result of an automatic annual increase on February 1, 2021. The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each February 1, beginning on February 1, 2019, by the lesser of 3,800,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding January 31 or such lesser number of shares as determined by our Board. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

CEO PAY RATIO DISCLOSURE
In accordance with SEC rules, we are reporting our CEO pay ratio for the first time. As set forth in the Summary Compensation Table, our CEO’s annual total compensation for fiscal 2021 was $19,799,168. Our median employee’s annual total compensation for fiscal 2021 was $171,449, resulting in a CEO pay ratio of 116:1.
Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC’s regulations for identifying the median employee, calculating annual total compensation and determining the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions. Therefore, our pay ratio disclosure may not be comparable to that reported by other companies, as other companies not only have different employee populations and compensation practices but also may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
Our CEO pay ratio is based on the following methodology:
•To identify the median employee, we examined the compensation of all of our full-time, part-time, temporary or seasonal employees (other than our CEO) as of January 31, 2021, the last day of our fiscal year, excluding approximately 253 employees who joined DocuSign as part of the acquisitions of Seal Software on May 1, 2020 and Liveoak Technologies on July 7, 2020, consistent with SEC rules. As of January 31, 2021, our employee population consisted of 5,412 individuals working at our parent company and consolidated subsidiaries. We did not include any independent contractors or other non-employee workers in our employee population for purposes of this determination.
•We utilized a consistently applied compensation measure consisting of annual base salary, annual bonus or commission targets and the grant date fair value of all RSUs and PSUs granted for the twelve-month period from February 1, 2020 through January 31, 2021 to identify our median employee. We selected this compensation measure as it captures the principal forms of compensation delivered to our employees and this information is readily available with respect to our employees.
•We pro-rated base salary and annual bonus and commission targets for employees who were employed for less than the full fiscal year.
•For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect as of January 31, 2021. We did not make any cost-of-living adjustments for employees outside of the United States.
•We calculated the total compensation of our median employee for purposes of computing the ratio using the same criteria that were used for determining the total annual compensation of our CEO.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2021 by: (i) each director and nominee for director; (ii) each of our NEOs; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. Applicable percentages are based on 194,181,186 shares of common stock outstanding on March 31, 2021.
Except as otherwise noted below, the address for persons listed in the table is c/o DocuSign, Inc., 221 Main St., Suite 1550, San Francisco, California 94105.

Names	Common Stock	Options Exercisable Within 60 days of 3/31/2021	RSUs Settleable Within 60 days of 3/31/2021	Total Shares	% Shares Beneficially Owned
Daniel D. Springer	1,570,294	1,799,686	25,518	3,395,498	1.75%
Cynthia Gaylor	8,041	—	358	8,399	*
Michael J. Sheridan	513,929	524,198	12,352	1,050,479	*
Loren Alhadeff	85,419	244,443	12,163	342,025	*
Scott Olrich	212,730	600,000	29539	842,269	*
Trâm T. Phi	14,271	—	4,418	18,689	*
Kirsten O. Wolberg(1)	12,364	—	—	12,364	*
James Beer(2)	5,852	—	155	6,007	*
Teresa Briggs	715	—	239	954	*
Cain A. Hayes	154	—	—	154	*
Blake J. Irving	9,774	—	849	10,623	*
Enrique Salem(3)	1,476,809	50,000	358	1,527,167	*
Peter Solvik(4)	267,156	—	358	267,514	*
Inhi Cho Suh	9,774	—	849	10,623	*
Mary Agnes Wilderotter	25,762	3,000	358	29,120	*
Directors and Executive Officers as a Group		3,221,327	87,514	7,521,885	3.87%
T. Rowe Price Associates, Inc.(5)	10,033,880	0	0	10,033,880	5.30%
The Vanguard Group(6)	16,276,093	—	—	16,276,093	8.72%
BlackRock, Inc.(7)	11,961,898	—	—	10,033,880	6.40%

* Represents less than one percent (1%).
(1) Includes 2,916 shares of common stock held indirectly by Ms. Wolberg in children’s trusts.

(2) Includes 5,543 shares of common stock held indirectly by Mr. Beer in trust.
(3) Includes 1,325,000 shares of common stock held indirectly by Mr. Salem through BCIP Venture Associates ("BCIP Venture"), BCIP Venture Associates-B ("BCIP Venture-B"), BCIP Venture Associates II, L.P. ("BCIP Venture II"), BCIP Venture Associates II-B, L.P. ("BCIP Venture II-B"), Bain Capital Venture Fund 2014, L.P. ("Venture Fund 2014"), Bain Capital Venture Partners 2014, L.P. ("Venture Partners 2014"), Bain Capital Venture Coinvestment Fund, L.P. ("Coinvestment Fund") and Bain Capital Venture Coinvestment Partners, L.P. ("Coinvestment Partners" and, collectively, the "Bain Capital Venture Entities").Bain Capital Venture Investors, LLC ("BCVI") is (i) the general partner of Venture Partners 2014 and Coinvestment Partners, (ii) the ultimate general partner of Venture Fund 2014 and Coinvestment Fund and (iii) governs the investment strategy and decision making process with respect to investments held by each of BCIP Venture, BCIP Venture-B, BCIP Venture II and BCIP Venture II-B. Mr. Salem is a member of the Executive Committee and a Managing Director of BCVI. By virtue of the relationships described in this footnote, Mr. Salem may be deemed to share voting and dispositive power with respect to all of the shares of Common Stock held by the Bain Capital Venture Entities. Mr. Salem disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(4) Includes 258,522 shares of common stock held indirectly by Mr. Solvik in trust, in children’s trusts, in family partnership and by spouse.
(5) Based on information reported in an amendment to Schedule 13G filed on February 16, 2021. According to its Schedule 13G/A, T. Rowe Price Associates, Inc. reported having sole voting power over 3,535,976 shares, shared voting power over no shares, sole dispositive power over 10,033,880 shares and shared dispositive power over no shares. The Schedule 13G/A contained information as of December 31, 2020 and may not reflect current holdings of DocuSign’s stock. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(6) Based on information reported in an amendment to Schedule 13G filed on February 10, 2021 According to its Schedule 13G/A, The Vanguard Group, Inc reported having sole voting power over no shares, shared voting power over 185,875 shares, sole dispositive power over 15,848,822 shares and shared dispositive power over 427,271shares. The Schedule 13G/A contained information as of December 31, 2020 and may not reflect current holdings of DocuSign’s stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(7) Based on information reported in a Schedule 13G filed on February 16, 2021. According to its Schedule 13G, BlackRock, Inc. reported having sole voting power over 10,723,722 shares, shared voting power over no shares, sole dispositive power over 11,961,898 shares and shared dispositive power over no shares. The Schedule 13G/A contained information as of December 31, 2020 and may not reflect current holdings of DocuSign’s stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during the fiscal year ended January 31, 2021, other than one late Form 5 for the fiscal year ended January 31, 2020 filed by Mr. Sheridan on January 29, 2021.

TRANSACTIONS WITH RELATED PERSONS
Related Person Transactions Policy and Procedures
We currently have a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not considered related party transactions under this policy. A transaction, arrangement or relationship in which a related person’s participation is solely due to such related person’s position as a director of an entity that is participating in such transaction, arrangement or relationship would not be considered a related party transaction under this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to the Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of the Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things: all of the parties to the transaction; the material facts of the proposed transaction; the interests, direct and indirect, of the related persons; the purpose of the transaction; the benefits to us of the transaction; whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally; and management’s recommendation with respect to the proposed transaction. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.
In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
In considering related-person transactions, the Audit Committee, or other independent body of the Board, will take into account the relevant available facts and circumstances including, but not limited to:
1.the risks, costs and benefits to the Company;
2.the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
3.the terms of the transaction;
4.the availability of other sources for comparable services or products; and
5.the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as the Audit Committee, or other independent body of the Board, determines in the good faith exercise of its discretion.
Certain Related Person Transactions
The following is a summary of transactions since February 1, 2020, to which we have been a participant and in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in the sections titled “Executive Compensation” and “Director Compensation—Non-Employee Director Compensation.”

Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our indemnification agreements and amended and restated bylaws also require us to advance certain expenses incurred by our directors and officers.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are DocuSign stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or DocuSign. Direct your written request to DocuSign, Inc., Investor Relations, 221 Main Street, Suite 1550, San Francisco, California 94105 or contact Investor Relations at (415) 985-2687. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
/s/ Daniel D. Springer
Daniel D. Springer
President & Chief Executive Officer
April 14, 2021

We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Our Annual Report and this Proxy Statement are posted on our website at investor.docusign.com and are available from the SEC at its website at www.sec.gov. A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K, including the financial statements and list of exhibits, for the fiscal year ended January 31, 2021 is available without charge upon written request to: Corporate Secretary, DocuSign, Inc., 221 Main Street, Suite 1550, San Francisco, California 94105.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 27, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DOCU2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 27, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D48099-P55557 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOCUSIGN, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. ***Election of Class III Directors***	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Enrique Salem
02) Peter Solvik
03) Inhi Cho Suh
04) Mary Agnes “Maggie” Wilderotter

The Board of Directors recommends you vote FOR the following management proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D48100-P55557

DOCUSIGN, INC.
Annual Meeting of Stockholders
May 28, 2021 8:00 am Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Daniel D. Springer and Cynthia Gaylor, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of DOCUSIGN, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 am Pacific Time on May 28, 2021, at www.virtualshareholdermeeting.com/DOCU2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side